UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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Humana Inc.

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Humana Inc. 500 West Main Street Louisville, Kentucky 40202

(Top Photo: Kurt Hilzinger; Bottom Photo: Bruce Broussard) Total Stockholder Return Returned to Stockholders

Dear Fellow Stockholders:

We would like to invite you to attend the Annual Meeting of Stockholders of Humana Inc., to be held on Thursday, April 23, 2020, at 9:30 a.m., Eastern Time, in the 25th floor Auditorium of the Company’s headquarters, located at 500 West Main Street, in Louisville, Kentucky. The meeting will also be webcast via the Internet at the Investor Relations section of the Company’s website, www.humana.com. This proxy statement contains information about our Company and the three proposals to be voted upon by stockholders at the meeting. Please give this information your careful attention.

This year, we will once again be taking advantage of U.S. Securities and Exchange Commission (SEC) rules that allow us to furnish proxy materials to our stockholders on the Internet. These materials will be available on the Internet on or about March 4, 2020. We continue to believe that Internet delivery of our proxy materials allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

We hope you can attend the meeting. However, even if you are unable to join us, we urge you to still exercise your right as a stockholder and vote by telephone, mail or using the Internet. The vote of every stockholder is important.

This proxy statement is being mailed or transmitted on or about March 4, 2020, to our stockholders of record as of February 24, 2020.

2019 Reflections

Humana had a remarkable year of success and growth in 2019. We’re proud of how we performed against our key financial goals for the year, while continuing to advance our strategy and invest in the longer-term aspects of our business. We delivered above target Adjusted earnings per diluted common share (EPS) growth of 23 percent, while growing our individual Medicare Advantage (MA) membership by over a half million members, or 17 percent - our highest in a decade and far exceeding industry growth. We also saw strong improvements in quality as reflected in our Star scores, and as of August 2019, we had approximately 92 percent of MA members in 4-Star or higher plans, as well as an increase in our net promoter scores (NPSt) and improved clinical outcomes, including continued reductions in inpatient hospital admissions per thousand members. During 2019 we also made significant strides in advancing our strategy including, deepening our Medicaid capabilities; expanding our senior-focused, payor-agnostic primary care centers; maturing our home health capabilities; expanding our pharmacy operations; and making significant investments in technology to create an interoperable health ecosystem that improves health outcomes and experience.

We attribute this success to our disciplined and committed team’s ability to focus and execute on building a strong value proposition for our members and customers, our continued partnership with providers, and our ongoing successful efforts to improve the Company’s productivity, while making crucial investments in clinical programs and technology integration to advance our strategy. Looking ahead, we are committed to delivering strong short-term performance and EPS growth while investing in transformative capabilities for the long-term sustainability of the Company. We intend to execute our strategic plan with operational excellence while balancing the needs of all stakeholders, including members, associates, clinician partners, governmental partners and our stockholders. We believe what sets us apart from our competitors is the uniqueness of our business model - a consumer, health-focused integrated care model oriented toward seniors. To that end, we will continue to enrich our differentiated model by focusing on the following key priorities: expanding our local presence via primary care centers, the home and value-based partnership models; modernizing our digital and analytics infrastructure; and developing a clinical workflow that integrates our clinical assets and provides patient centered care through technology and analytics.

We would like to thank our associates for fully embracing and working to advance our Company’s vision; our members for choosing and trusting us with their healthcare needs; our clinician partners for uniting with us to improve population health with better health outcomes and reduced healthcare costs; our governmental partners for their efforts in driving public healthcare discussion and inspiring innovations to create value for our consumers; and lastly our stockholders, for your belief in and commitment to our Company’s strategies and mission as evidenced through your investment in our organization.

Sincerely,

	Kurt J. Hilzinger Chairman of the Board and Stockholder March 4, 2020	Bruce D. Broussard Director, President and Chief Executive Officer and Stockholder March 4, 2020

Notice of 2020 Annual Meeting of Stockholders

Time and Date:	9:30 a.m., Eastern Time, on Thursday, April 23, 2020

Location:	25th Floor Auditorium at Humana Inc. headquarters, located at 500 West Main Street, in Louisville, Kentucky 40202

Agenda:

1.  Elect the twelve (12) director nominees named in the proxy statement.

2.  Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2020.

3.  Non-binding advisory vote to approve the compensation of the Company’s Named Executive Officers.

4.  Consider any other business properly brought before the meeting.

Record Date:	February 24, 2020. Humana stockholders of record at the close of business on that date will be entitled to vote.

Proxy Voting:

Your vote is important so that as many Shares as possible will be represented. Please vote by one of the following methods:

•  BY INTERNET

•  BY TELEPHONE

•  BY RETURNING YOUR PROXY CARD (if you elected to receive printed materials)

See instructions on your proxy card or at the voting site (www.ProxyVote.com).

By Order of the Board of Directors,

Joseph M. Ruschell

Associate Vice President, Assistant General Counsel & Corporate Secretary

March 4, 2020

Proxy Summary

General Information

Meeting:	2020 Annual Meeting of Stockholders	Place:	Humana Inc. Headquarters
Date:	Thursday, April 23, 2020		500 West Main Street
Time:	9:30 a.m., Eastern Time		25th Floor Auditorium
Record Date:	February 24, 2020		Louisville, Kentucky 40202

Voting Overview

Items of Business		Board Recommendation	Page Reference
1.	Elect the twelve (12) director nominees named in the proxy statement.	FOR	24
2.	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2020.	FOR	71
3.	Non-binding advisory vote to approve the compensation of the Company’s Named Executive Officers.	FOR	72
4.	Consider any other business properly brought before the meeting.

Board Nominees

Name	Position	Age	First Elected Director
Kurt J. Hilzinger	Chairman of the Board, Independent Director	59	07/2003
Bruce D. Broussard	Director, President and Chief Executive Officer	57	01/2013
Frank J. Bisignano	Independent Director	60	08/2017
Frank A. D’Amelio	Independent Director	62	09/2003
W. Roy Dunbar	Independent Director	58	04/2005
Wayne A.I. Frederick, M.D.	Independent Director	48	02/2020
John W. Garratt	Independent Director	51	02/2020
David A. Jones, Jr.	Independent Director	62	05/1993
Karen W. Katz	Independent Director	63	09/2019
William J. McDonald	Independent Director	63	10/2007
James J. O’Brien	Independent Director	65	04/2006
Marissa T. Peterson	Independent Director	58	08/2008

Performance Highlight

Our EPS results for the year ended December 31, 2019 exceeded management’s expectations driven by continued outperformance in the Company’s Medicare Advantage business. We reported an EPS of $20.10, on a Generally Accepted Accounting Principles (GAAP) basis and an EPS of $17.87* on a non-GAAP basis (Adjusted EPS), an increase of 23% compared to Adjusted EPS of $14.55 in 2018. We paid $291 million in cash dividends to our stockholders during 2019 - having raised our quarterly dividend amount in February 2019 from $0.50 per share to $0.55 per share - resulting in an increase of $26 million over dividends paid in 2018. In addition, we returned $1.1 billion to stockholders over the course of 2019 primarily through an accelerated stock repurchase program. In a year-over-year comparison for 2019, the Company’s GAAP and Adjusted pretax income and EPS results were favorably impacted by the solid performance from both the Medicare Advantage business and the Healthcare Services segment, with further benefit from achieving significant operating cost efficiencies in 2019 as a result of previously implemented productivity initiatives. In addition to our individual MA membership growth, our Medicaid membership grew nearly 38 percent with our statewide Florida contract win for 2019, plus approximately 140,000 additional members on January 1, 2020 under our Kentucky Medicaid contract that was previously fully ceded to CareSource. We are pleased with our 2019 performance, particularly our success in balancing and executing multiple priorities as we grew membership, improved the quality and productivity of our operations, and continued to invest in the long term.

*

Please refer to section entitled “Organization & Compensation Committee Report” in this proxy statement for a reconciliation of non-GAAP to GAAP financial measures. We encourage each stockholder to read the full financial analysis for year ended December 31, 2019 contained in our Annual Report on Form 10-K, filed with the SEC on February 20, 2020.

Proxy Summary • 2020 Proxy Statement | Humana	i

Frequently Asked Questions

Why am I receiving this Proxy Statement?

You are receiving a proxy statement because you owned Humana Inc. common stock, which we refer to as Shares, as of Monday, February 24, 2020, which we refer to as the Record Date, and that entitles you to vote at the Annual Meeting. Our Board of Directors has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies on behalf of the Company for use at our 2020 Annual Meeting of Stockholders. Your proxy will authorize specified people (proxies) to vote on your behalf at the Annual Meeting. By use of a proxy, you can vote, whether or not you attend the meeting.

This proxy statement describes the matters on which the Company would like you to vote, provides information on those matters, and provides information about the Company that we must disclose when we solicit your proxy.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. We believe that Internet delivery of our proxy materials allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice, to our stockholders and beneficial owners as of the Record Date. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by calling Broadridge Financial Solutions, Inc., or Broadridge, at 1-800-579-1639.

How can I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to:

•	View our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by e-mail.

Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our Annual Meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

When and where is the Annual Meeting?

The Annual Meeting will be held on Thursday, April 23, 2020, at 9:30 a.m., Eastern Time, in the 25th floor Auditorium at the Company’s headquarters, located at 500 West Main Street, in Louisville, Kentucky.

Who is entitled to vote?

Anyone who owns Shares, as of the close of business on February 24, 2020, the Record Date, is entitled to vote at the Annual Meeting or at any later meeting should the scheduled Annual Meeting be adjourned or postponed for any reason. As of the Record Date, 132,123,850 Shares were outstanding and entitled to vote. Each Share is entitled to one vote on each of the matters to be considered at the Annual Meeting.

Frequently Asked Questions • 2020 Proxy Statement | Humana	1

What will I be voting on?

•	Election of the twelve (12) director nominees named in this proxy statement to serve on the Board of Directors of the Company;

•	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2020; and

•	A non-binding, advisory vote to approve the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement.

The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. However, if other matters are properly presented for a vote, the proxies will be voted for these matters in accordance with the judgment of the persons acting under the proxies.

How does the Board recommend I vote on each proposal?

The Board recommends that you vote your Shares as follows:

•	FOR the election of each of the twelve (12) director nominees named in this proxy statement;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2020; and

•	FOR the approval of the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement.

All Shares that are represented at the Annual Meeting by properly executed proxies received before or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in the proxies.

How will my Shares be voted if I do not specify how they should be voted?

If you sign and return your proxy card without indicating how you want your Shares to be voted, the persons acting under the proxies will vote your Shares as follows:

•	FOR the election of each of the twelve (12) director nominees named in this proxy statement;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2020; and

•	FOR the approval of the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement.

What if my Shares are not registered in my name?

If you own your Shares in “street name,” meaning that your bank, broker or other nominee is actually the record owner, you should receive the Notice from your bank, broker or other nominee. In addition, stockholders may request, by calling Broadridge at 1-800-579-1639, to receive proxy materials in printed form, by mail or electronically by e-mail, on an ongoing basis. When you own your Shares in street name, you are deemed a beneficial owner or holder for voting purposes.

If you hold Shares through an account with a bank, broker or other nominee and you do not provide voting instructions on your instruction form, your Shares may not be voted by the nominee with respect to certain proposals, including:

•	the election of directors;

•	the approval of the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement; and

•	the frequency with which future non-binding advisory stockholder votes on the compensation of the Company’s Named Executive Officers will be held.

Banks, brokers and other nominees have the authority under the regulations of the New York Stock Exchange, or the NYSE, to vote Shares for which their customers do not provide voting instructions only on certain “routine” matters, including the ratification of the appointment of the Company’s independent registered public accounting firm. However, the proposals listed above are not considered “routine” matters for this purpose, and therefore your Shares will not be voted with respect to such proposals if you do not provide voting instructions on your instruction form.

2	Humana | 2020 Proxy Statement • Frequently Asked Questions

How many votes are required to approve each proposal, what are the effects of abstentions and unmarked proxy cards, and is broker discretionary voting allowed?

Proposal	Vote Required for Approval	Effect of Abstentions	Broker Discretionary Voting Allowed(2)	Unmarked/Signed Proxy Cards
Election of directors	The number of votes cast for a nominee exceeds the number of votes cast against that nominee.(1)	No effect	No	Voted “For”
Ratification of the appointment of the independent registered public accounting firm	Majority of shares present and entitled to vote	Counted as “Against”	Yes	Voted “For”
Non-binding advisory vote to approve executive compensation	Majority of shares present and entitled to vote	Counted as “Against”	No	Voted “For”
(1)

Under the Company’s Majority Vote Policy, following election to our Board of Directors, a director is required to submit his or her irrevocable resignation to our Board of Directors conditioned upon (a) the director not achieving the requisite stockholder vote at any future meeting at which he or she faces re-election, and (b) acceptance of the resignation by the Board of Directors following that election. The Board of Directors has 90 days after a director fails to achieve the requisite stockholder votes to determine whether or not to accept the director’s resignation and to report this information to our stockholders.

(2)

If you are a beneficial owner whose Shares are held of record by a broker or other NYSE member organization, you must instruct the broker how to vote your Shares. If you do not provide voting instructions, your Shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” A broker non-vote will not affect the outcome of the vote for the matters being presented for action at the Annual Meeting, because they are not considered to be votes cast.

What is a “broker non-vote”?

A broker non-vote occurs when a broker or other NYSE member organization holding Shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner, but does have discretionary voting power over other items and submits votes for those matters. As discussed above, if you hold Shares through a broker or other NYSE member organization and do not provide voting instructions to your broker or other NYSE member organization, your Shares may not be voted with respect to certain proposals, including the proposals listed above that are not considered routine.

What is a “quorum”?

A “quorum” is a majority of the outstanding Shares. Shares may be voted at the Annual Meeting by a signed proxy card, by telephone instruction, or electronically on the Internet. There must be a quorum for the Annual Meeting to be held. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining whether a quorum exists.

How do I vote?

There are four ways that you can vote your Shares. Voting by any of these methods will supersede any prior vote you made regardless of how that vote was made. PLEASE CHOOSE ONLY ONE OF THE FOLLOWING:

1)

By Internet.   The website for voting is http: //www.ProxyVote.com. In order to vote on the Internet, you need the control number on your proxy card. Each stockholder has a unique control number so we can ensure all voting instructions are genuine

Frequently Asked Questions • 2020 Proxy Statement | Humana	3

and prevent duplicate voting. The Internet voting system is available 24 hours a day, seven days a week, until 11:59 p.m., Eastern Time, on Wednesday, April 22, 2020, the day before the Annual Meeting. Once you are logged on the Internet voting system, you can record and confirm (or change) your voting instructions. If you use the Internet voting system, you do not need to return your proxy card.

2)

By telephone.   If you are a registered holder in the United States or Canada, you may call 1-800-690-6903. The telephone voting system is available 24 hours a day, seven days a week, until 11:59 p.m., Eastern Time, on Wednesday, April 22, 2020, the day before the Annual Meeting. In order to vote by telephone, you need the control number on your proxy card. Each stockholder has a unique control number so we can ensure all voting instructions are genuine and prevent duplicate voting. Once you are logged on the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions. If you use the telephone voting system, you do not need to return your proxy card.

3)

By mail.   Mark your voting instructions, sign and date the proxy card and then return it in the postage-paid envelope provided. If you mail your proxy card, we must receive it before 12:00 p.m., Eastern Time, on Friday, April 17, 2020. If you are returning your proxy card to Broadridge, they must receive it before 10:00 a.m., Eastern Time, on Wednesday, April 22, 2020, the day before the Annual Meeting.

4)

In person.   Attend the Annual Meeting. Mark your voting instructions and deliver to the Inspectors of Election. However, you can vote by methods 1, 2 or 3 above prior to the meeting and still attend the Annual Meeting. In all cases, a vote at the Annual Meeting will revoke any prior votes. Please note that if your Shares are held through a bank, broker or other nominee, you will need to bring proof of ownership to the Annual Meeting in order to vote.

How do I vote the share equivalent units held in the Humana Common Stock Fund of the Humana Retirement Savings Plan or the Humana Puerto Rico Retirement Savings Plan?

If you have an interest in the Humana Common Stock Fund of the Humana Retirement Savings Plan or the Humana Puerto Rico Retirement Savings Plan on the Record Date, you may vote. Under the Humana Retirement Savings Plan and the Humana Puerto Rico Retirement Savings Plan, your voting rights are based on your interest, or the amount of money you and the Company have invested in your Humana Common Stock Fund.

You may exercise these voting rights in almost the same way that stockholders may vote their Shares, but you have an earlier deadline, and you should provide your voting instructions to Broadridge. Broadridge will aggregate the votes of all participants and provide voting information to the Trustee for the applicable plan. If your voting instructions are received by 11:59 p.m., Eastern Time, on Wednesday, April 15, 2020, the Trustee will submit a proxy that reflects your instructions. If you do not give voting instructions (or give them later than that time), the Trustee will vote your interest in the Humana Common Stock Fund in the same proportion as the Shares attributed to the Humana Retirement Savings Plan, or the Humana Puerto Rico Retirement Savings Plan, as applicable, are actually voted by the other participants in the applicable plan.

You must provide your instructions to Broadridge by using the Internet, registered holder telephone number (1-800-690-6903) or mail methods described above. Please note that you cannot vote in person at the Annual Meeting. Your voting instructions will be kept confidential under the terms of the Humana Retirement Savings Plan or the Humana Puerto Rico Retirement Savings Plan, as applicable.

Who will count the votes?

Broadridge will tabulate the votes cast by proxy, whether by proxy card, Internet or telephone. Additionally, the Company’s Inspectors of Election will tabulate the votes cast at the Annual Meeting together with the votes cast by proxy.

How do I revoke my proxy?

You have the right to revoke your proxy at any time before the Annual Meeting.

Your method of doing so will depend upon how you originally voted (a later vote will supersede any prior vote you made regardless of how that vote was made):

1)	By Internet — simply log in and resubmit your vote — Broadridge will only count the last instructions;

2)	By Telephone — simply sign in and resubmit your vote — Broadridge will only count the last instructions;

4	Humana | 2020 Proxy Statement • Frequently Asked Questions

3)

By Mail — you must give written notice of revocation to Broadridge, 51 Mercedes Way, Edgewood, NY 11717 or by fax at 1-515-254-7733, submit another properly signed proxy with a more recent date, or vote in person at the Annual Meeting. For written and fax notices, you must include the control number that is printed on the upper portion of your proxy card.

What is the due date for stockholder proposals, including stockholder nominees for director, for inclusion in the Company’s proxy materials for the 2021 Annual Meeting?

Stockholder proposals, or stockholder nominees for director at the 2021 Annual Meeting, as permitted by SEC regulations for inclusion in our proxy materials relating to the 2021 Annual Meeting, must be submitted to the Corporate Secretary in writing no later than November 4, 2020. Proposals should be submitted to the attention of the Corporate Secretary, Humana Inc., 500 West Main Street, 21st Floor, Louisville, Kentucky 40202.

May a stockholder present a proposal not included in our Proxy Statement at the April 23, 2020, Annual Meeting?

A stockholder can present a proposal at the Annual Meeting (a so-called “floor resolution”) only if certain notice requirements are met. The SEC does not directly regulate meeting conduct. State law imposes only limited requirements, so meetings are governed by procedures set forth in our Amended and Restated Bylaws (the “Bylaws”). Humana’s Bylaws require that a stockholder provide written notice of intent to bring a proposal no less than 60 days or more than 90 days prior to the scheduled date of the Annual Meeting of stockholders. If less than 70 days’ notice of the Annual Meeting is given, written notice by a stockholder would be deemed timely if made no later than the 10th day following such notice of the Annual Meeting. A proposal must also meet other requirements as to form and content set forth in our Bylaws. Stockholder proposals should be sent to the attention of the Corporate Secretary, Humana Inc., 500 West Main Street, 21st Floor, Louisville, Kentucky 40202. A copy of our Bylaws is available on our website. From the www.humana.com website, click on “Investor Relations,” and then click on “Corporate Governance,” and then click on the link entitled, “Bylaws.”

How will Humana solicit votes and who pays for the solicitation?

We have engaged D. F. King & Co., Inc. to assist in the distribution of proxy materials and solicitation of votes for approximately $12,000 plus expenses. We have also engaged Broadridge to assist in the distribution of proxy materials and the accumulation of votes through the Internet, telephone and coordination of mail votes for approximately $291,000 plus expenses. We will reimburse banks, brokers and other nominees for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to our stockholders.

How can I obtain additional information about the Company?

Included with this proxy statement (either in printed form or on the Internet) is a copy of our Annual Report on Form 10-K for the year ended December 31, 2019, which also contains the information required in our Annual Report to Stockholders. Our Annual Report on Form 10-K and all our other filings with the SEC also may be accessed via the Investor Relations section on our website at www.humana.com. We encourage you to visit our website. From the www.humana.com website, click on “Investor Relations,” and then click on the report you wish to review under the “SEC Filings and Financial Reports” subcategory.

Where can I find voting results for this Annual Meeting?

The voting results will be published in a current report on Form 8-K which will be filed with the SEC no later than four business days after the Annual Meeting. The Form 8-K will also be available on our website at www.humana.com.

Frequently Asked Questions • 2020 Proxy Statement | Humana	5

What is “householding”?

“Householding” occurs when a single copy of our Annual Report, proxy statement and Notice is sent to any household at which two or more stockholders reside if they appear to be members of the same family. Although we do not “household” for registered stockholders, a number of brokerage firms have instituted householding for Shares held in street name. This procedure reduces our printing and mailing costs and fees. Stockholders who participate in householding will continue to receive separate proxy cards, and householding will not affect the mailing of account statements or special notices in any way. If you wish to receive separate copies of our Annual Report, proxy statement or Notice in the future, please contact the bank, broker or other nominee through which you hold your Shares.

6	Humana | 2020 Proxy Statement • Frequently Asked Questions

Company Overview

Headquartered in Louisville, Kentucky, Humana Inc. is a leading (2019 Fortune #56 ranking) health and well-being company focused on making it easy for people to achieve their best health with clinical excellence through coordinated care. Our strategy integrates care delivery, the member experience, and clinical and consumer insights to encourage engagement, behavior change, proactive clinical outreach and wellness for the millions of people we serve across the country. As of December 31, 2019, we had approximately 16.7 million members in our medical benefit plans, as well as approximately 5.4 million members in our specialty products.

Our Strategy

We are committed to helping our millions of medical and specialty members achieve their best health. Our successful history in care delivery and health plan administration is helping us create a new kind of integrated care with the power to improve health and well-being and lower costs. Our efforts are leading to a better quality of life for people with Medicare, families, individuals, military service personnel, and communities at large. To accomplish that, we support physicians and other health care professionals as they work to deliver the right care in the right place for their patients, our members. Our range of clinical capabilities, resources and tools — such as in-home care, behavioral health, pharmacy services, data analytics and wellness solutions — combine to produce a simplified experience that makes health care easier to navigate and more effective.

Humana’s innovative strategy continues to capitalize on industry changes which continue to progress toward our goals of making benefits more affordable while improving the overall cost of care and consumer experience — through our integrated care delivery model. We understand that healthcare is complicated, and dealing with multiple physicians and other healthcare professionals can be a confusing and daunting task. That is one of the principal reasons why Humana continues to enhance its integrated care delivery strategy in key areas to enable a better and more seamless locally delivered health care experience for our members.

One of the areas in which we strive to improve is the health of seniors living with chronic conditions. Our integrated care delivery model brings simplicity and connectivity to the healthcare experience of our senior members. We thrive in this area by (i) partnering with providers to evolve incentives from treating health episodically to managing health holistically; (ii) integrating clinical programs that intersect healthcare and lifestyle- helping people at key moments of need; and (iii) by simplifying processes through leveraging technology, consumer segmentation and analytics.

We offer insurance and non-insurance products to consumers through our various subsidiaries. Our medical and specialty insurance products allow members to access health care services primarily through our networks of health care providers with whom we have contracted. In addition, we offer services to our health plan members as well as to third parties including pharmacy solutions, provider services, and clinical programs, such as home health and other services and capabilities to promote wellness and advance population health. At the core of our strategy is our integrated care delivery model, which unites quality care, high member engagement, and sophisticated data analytics. Three core elements of the model are to improve the consumer experience by simplifying the interaction with us, engaging members in clinical programs, and offering assistance to providers in transitioning from a fee-for-service to a value-based care arrangement. Our approach to primary, physician-directed care for our members aims to provide quality care that is consistent, integrated, cost-effective, and member-focused. The model is designed to improve health outcomes and affordability for individuals and for the health system as a whole, while offering our members a simple, seamless healthcare experience.

Our Performance

With significant progress made on our strategic initiatives, 2019 was an extremely successful year during which we returned strong financial performance, balanced against investing in transformative capabilities for the long-term sustainability of the Company:

•

We reported EPS of $20.10 and Adjusted EPS of $17.87*, exceeding both our initial GAAP EPS guidance of approximately $16.60 to $17.10 and Adjusted EPS guidance of approximately $17.00 to $17.50, as we increased our public Adjusted earnings estimate three times over the course of the year as a result of strong operating performance.

•	Our 2019 earnings outperformance was fueled by continued strong Medicare Advantage results.

•

We returned over $1.3 billion to our stockholders in the form of share repurchases and in dividends, and also increased our quarterly dividend to $0.55 per share from $0.50 per share in February 2019 (with a further increase to $0.625 per share in February 2020).

*

Please refer to section entitled “Organization & Compensation Committee Report” in this proxy statement for a reconciliation of non-GAAP to GAAP financial measures. We encourage each stockholder to read the full financial analysis for year ended December 31, 2019 contained in our Annual Report on Form 10-K, filed with the SEC on February 20, 2020.

Company Overview • 2020 Proxy Statement | Humana	7

Corporate Governance

Care for the whole person – emotionally, physically, and spiritually, building inspired communities where health and well-being prosper.

Humana is committed to having sound corporate governance principles and operates within a comprehensive plan of governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct, and ensuring compliance with such responsibilities and standards. Sound corporate governance is essential to running our business effectively and to maintaining our reputation of integrity in the marketplace. At the heart of these efforts lie our Company values, the guiding forces behind all our actions — Inspire Health, Cultivate Uniqueness, Rethink Routine, Pioneer Simplicity, and Thrive Together. In addition, our Board of Directors has adopted Corporate Governance Guidelines, which we refer to as the Guidelines, intended to comply with the requirements of Section 303A.09 of the NYSE Listed Company Manual. The Guidelines may be viewed on our website at www.humana.com. From the www.humana.com website, click on “Investor Relations,” then click on “Corporate Governance,” and then click on the link entitled “Corporate Governance Guidelines.”

Role of the Board and Board Leadership

Role of the Board

The business of the Company is managed under the direction of the Board, whose members are elected annually by the Company’s stockholders. The basic responsibility of the Board is to lead the Company by exercising its business judgment to act in what each director reasonably believes to be in the best interests of Humana and its stockholders, while engaging in active and independent oversight of the management of the Company’s business affairs and assets. In order to fulfill its responsibilities to the Company’s stockholders, the Board, both directly and through its committees, regularly engages with management to both evaluate the Company’s current operations and encourage the innovations and strategic imperatives that will drive our success in the future. The Board monitors management performance through reviews of the most critical issues facing the Company, including approval of the Company’s strategy and mission, execution of the Company’s financial and operational goals, oversight of risk management, succession planning, and determination of executive compensation. The Board plans for the future by ensuring management focus on innovation in our strategy to meet the speed of change in our industry and monitoring the Company’s human capital management functions, working closely with the management team to ensure the Company has the correct levels of talent in place – within each business segment – for continued success in present and future states of the Company.

Board Oversight of Risk

While management is responsible for designing and implementing the Company’s risk management process, controls and oversight, the Board, both as a whole and through its committees, has overall responsibility for oversight of the Company’s risk management. The full Board regularly reviews risks that may be material to the Company, including those detailed in the Audit Committee’s reports and as disclosed in the Company’s quarterly and annual reports filed with the SEC. While the Board has established committees designated for various oversight functions, it is common practice for committees to collaborate on overlapping issues.

Appreciate individual uniqueness, creating an environment where everyone can fully be themselves, reflecting all of us and the communities we serve.
Work and learn together, transforming the norm to strengthen operational excellence and outcomes.
Take personal accountability, working together to create simple, personalized, quality experiences.
Collaborate openly, building positive relationships to achieve strong, sustainable results for us and the people we serve.

8	Humana | 2020 Proxy Statement • Corporate Governance

BOARD OF DIRECTORS Oversees Management of Major Risks
• Legal/Regulatory • Financial	• Succession Planning • Strategic	• Legal/Policy • Reputation	• Cyber Security	• Investment Objectives

Audit Committee	Organization & Compensation Committee	Nominating & Corporate Governance Committee	Technology Committee	Investment Committee

• Financial Statement integrity and reporting • Legal, regulatory and compliance • Internal controls • Cyber security risk oversight	• Executive compensation policies and practices • Non-executive compensation policies and practices • Succession planning	• Governance structure and processes • Legal and policy matters • Stockholder concerns • Board refreshment	• Information security, technology and privacy & data protection • Company IT strategy and consumer facing technology	• Investment objectives and policies • Investment results and performance evaluation

Management

Business Units identify and manage business risks; Central functions design risk framework (setting boundaries and monitoring risk appetite); and Internal Audit provides independent assurance on design and effectiveness of internal controls and governance processes.

The goal of these processes is to achieve serious and thoughtful board-level attention to the Company’s risk management process and system, the nature of the material risks faced by the Company, and the adequacy of the Company’s risk management process and system designed to respond to and mitigate these risks.

Board Leadership

Leadership of the Board is essential to facilitate the Board acting effectively as a working group to the benefit of the Company and its performance. As Chairman of the Board and our lead independent director, Mr. Kurt J. Hilzinger assumes key duties to ensure effectiveness and collaboration in all aspects of the Board’s role.

Duties of Our Chairman

   Serves as Chair of regular sessions of the Board and manages the overall Board process.

   Leads the Board in anticipating and responding to crises.

   Oversees and monitors Board engagement, participation and continued education to ensure our directors are in-tune with issues of our dynamic industry and the evolving landscape.

   Supports the Nominating & Corporate Governance Committee with director on-boarding and orientation programs.

   Models culture, philosophy, inclusivity and values expected of all directors.

   Conducts individual meetings with other directors, including the CEO, and management team to encourage open communication, collaboration and differences in perspective.

   Evaluates overall Board effectiveness, with emphasis on identifying areas of enhancement, development and/or furtherance and communicating these observances to the Board for discussion.

   Represents the Board on occasions where it is important for the Board to respond on matters independently from the Company’s management team.

   Provides guidance and direction to the CEO and management team.

   Engages with stockholders, through verbal or written communications, and presides over the Company’s Annual Meeting of Stockholders. Also recommends to the Board an agenda to be followed at the Annual Meeting.

   Works with the Organization & Compensation Committee to develop the process for CEO compensation evaluations.

Corporate Governance • 2020 Proxy Statement | Humana	9

The Board believes that the advisability of having separate or combined chairman and chief executive officer positions is dependent upon the strengths of the individual or individuals that hold these positions and the most effective means of leveraging these strengths, in light of the challenges and circumstances facing the Company, which may change over time. At this time, given the composition of the Company’s Board, the effective interaction between Mr. Hilzinger, as Chairman, and Mr. Broussard, as Chief Executive Officer, Mr. Hilzinger’s status as an independent director and previous service as our Lead Director, and the current challenges faced by the Company, the Board believes that separating the chief executive officer and board chairman positions provides the Company with the right foundation to pursue the Company’s strategic and operational objectives, while maintaining effective independent oversight and objective evaluation of the performance of the Company.

Board Engagement and Undertakings

The Board holds itself to a high standard of engagement, with a hands-on approach that leads to critical insights regarding our customers, operations and business and enhances their level of governance and oversight. An essential component to the Board’s engagement is communicating with the Company’s internal and external stakeholders. To accomplish this, meetings of the Board may be held in key Company markets where, together with management, the Board will personally meet with associates, customers, providers and other stakeholders to gain direct feedback into the Company’s operations, experiences and overall effectiveness.

Certain other engagement practices of our Board are described below.

•

Follows an annual topical calendar used to balance strategic, operational, compliance, and cultural matters, among others, and receives detailed reports on those topics, in addition to ad hoc subjects, throughout the year.

•	Utilizes clear and proactive Board meeting agendas to achieve high productivity at each meeting.

•

Holds executive sessions during every meeting, with the CEO present and then with only the independent directors. Relevant feedback is then reported to the CEO and the management team, creating a feedback loop from the Board to the management team.

•	Maintains regular communication with the CEO and management team, apart from formal Board meetings, to ensure consistent and continuous progress toward established goals.

•

Employs Board technology tools to review Board materials and to remain informed of ongoing Company endeavors, to efficiently communicate with the management team and to take formal action when necessary.

•

Performs in-depth organizational structure reviews, through the Organization & Compensation Committee, of line and functional teams within the Company to assess leadership bench strength, culture, succession planning, diversity and related matters. In addition, the Organization & Compensation Committee regularly reviews associate engagement scores, which maintained momentum within the 94th percentile during 2019, representing world-class levels of engagement.

•

Hosts an annual succession dinner with rising leaders in the Company, whose leadership position is below management team level, to personally engage with them and allow an opportunity for those leaders to offer feedback directly to the Board.

•

Receives continued education from external consultants on a wide range of industry topics to keep them apprised of the latest trends and anticipated future trajectories. In addition to our director’s individual pursuits, Board education opportunities during 2019, included, (i) a formal education session with external consultants; (ii) guest speaker attendance during select meetings; and (iii) routine briefings on regulatory developments.

2019 Market Visits • Partners in Primary Care Centers (Kansas City, MO) • Local Market Office (Chicago, IL) • Studio_h; Humana’s digital health and analytics headquarters (Boston, MA)	2019 Board and Committee Meetings 14 Teleconference Meetings 27 In-person Meetings 1 Annual Stockholder Meeting	2019 Director Attendance Average 96% (Based on aggregated Board and Committee meeting attendance; includes all directors having served during 2019.)

10	Humana | 2020 Proxy Statement • Corporate Governance

Board Commitment to Corporate Social Responsibility

At Humana, our corporate social responsibility (CSR) efforts are driven by our goals to help our members and our associates achieve their best health and to improve the communities we serve by inspiring health and well-being for each person, each community and the future. From our Bold Goal, to our spirit of volunteerism and philanthropic partnerships, to our commitment to environmental sustainability, inclusion, diversity, and ethics, the Board and management team are committed to improving and advancing the Company’s CSR efforts and empowering our associates to be a positive influence in the workplace and in their communities. We are proud to share a few highlights below.

We promote the value of diversity to the Company and work internally with our Network Resource Groups (NRGs) to help rethink routine in community outreach, talent sourcing, hiring, and on-boarding.

Well-being for Each Person

The Company actively promotes culture, diversity and inclusion to foster a workplace where all associates have the freedom to cultivate uniqueness and thrive together.

•  We are committed to building positive working relationships with minority, women and small business enterprises. In support of this effort, we set supplier diversity goals and track diversity among our suppliers to measure our achievement.

•  We have nine employee-led and employee-driven Network Resource Groups (NRGs), open to all employees. Each NRG provides associates with the opportunity to network and grow as a professional while contributing to the Company’s inclusive culture and helping to drive marketplace initiatives. Over 30% of our associates belong to one or more of the nine NRGs.

•  We also established nine local Inclusion & Diversity (I&D) Councils to foster employee inclusion and belonging within the changing landscape of the workforce.

•  We believe having a diverse workforce makes us better equipped to engage with members and to develop enhanced products and services. To achieve our hiring goals we proudly partner with local and national advocacy groups to provide information about open roles, assistance with resume preparation and application submission. We have designed programs that enhance our hiring initiatives aimed toward veterans and military spouses, retiree/mature worker populations, and closing the hiring gap of persons with disabilities versus those without disabilities.

We achieved a goal to have at least 13% of our total 2019 supplier spend go to diverse supplier groups.

Chaired by our CEO, the Executive Inclusion & Diversity Council leverages leadership to weave Inclusion & Diversity into the fabric of our Company’s culture.

We’re working to ensure that our health plan products and services are as affordable as possible, as well as, addressing access to healthcare barriers so our members can receive the care that they need.

The charts below represent our diverse workforce during 2019, based on the self-identified data of our associates.

72% of Humana associates are women	39% of Humana associates are people of color

Corporate Governance • 2020 Proxy Statement | Humana	11

We track the health of our members by using the U.S. Centers for Disease Control and Prevention (CDC) four-question core assessment tool, Healthy Days, to measure self-reported mentally and physically unhealthy days of an individual over a 30-day period.

Well-being for Each Community

Our Bold Goal is our population health strategy to help the communities we serve be 20% healthier by 2020 and beyond. To reach our goal, we’re focusing on social determinants of health - conditions in the places where people live, learn, work and play that affect a wide range of health risks and outcomes – and have taken steps to make it easier for people to achieve their best health. By honing in on social determinants of health we are working to remove barriers to health upstream from our traditional health care system. We’re pleased that our Bold Goal efforts have led to behavioral changes across our organization and we’re applying what we learn to community populations.

For our members, we remain committed to serving our country’s sickest and most vulnerable populations in both MA and Medicaid who are in need of quality care and better health outcomes. Our social determinant capabilities provides us with the experience needed to meaningfully participate in the MA Value-Based Design program and Medicaid procurements. We’ve embedded social determinants into our clinical model for healthcare services, allowing our Humana at Home care managers to screen for social determinants of health to develop enhanced care management and planning for our members. In 2019, we scaled social determinants of health screenings to over 1 million, more than double the number of screenings in 2018, and connected those in need to community resources. Our Go365™ wellness and rewards program is also helping to incentivize people to focus on their health every day – and we’ve seen engagement in the program increase year-over-year since 2016.

For our associates, we receive significant feedback that the Company’s Bold Goal pursuit inspires them to not only want to continue working for the Company, but to also be part of the team effort that ensures we achieve the Bold Goal together. Following our associates’ early achievement of their Bold Gold in 2018, the Associate Well-being Team announced a new goal – to achieve 500,000 more Healthy Days by the end of 2022. We encourage our associates to give back to their communities by offering each associate up to eight hours of paid time off each year to engage in volunteer activities of their choosing. We’ve seen the generosity of our associates through their tracking of volunteer hours and we are getting close to achieving our goal of fifty percent of associates tracking their volunteer time.

We expanded the number of our Bold Goal communities from 7 to 14.

Baton Rouge (LA), Broward County (FL), Chicago (IL), Jacksonville (FL), Kansas City (MO), Knoxville (TN), Louisville (KY), New Orleans (LA), Richmond (VA), San Antonio (TX), Tampa Bay (FL), Houston (TX), Atlanta (GA), Humana Military

Social Determinants of Health help us address the needs of the whole person – food insecurity, loneliness, social isolation, access to transportation – to improve their overall health and well-being.

Our Neighborhood Centers - which are available to all members of the community, regardless of insurance – and SilverSneakers® program are helping to reduce social isolation and loneliness of our Medicare Advantage members and communities.

For our Company and the communities we serve, success with the Bold Goal means that our members are achieving lifelong well-being. We’re helping members to address loneliness, social isolation and food insecurity because we know that each of these factors has a direct impact on healthy days. We have developed social determinant predictive models for internal use and informative tool kits to help physician practices screen and refer their patients to community resources. In addition, we have neighborhood locations that offer classes and activities to promote health behaviors and peer engagements that directly address social determinants at a community level. Through community, clinical and business integration we are taking the Bold Goal beyond 2020 because we know that improving population health is a long-term commitment and takes all of us working together to reduce medical costs and improve health outcomes. Our community initiatives have also led to a strategic advantage in under-served markets and demographics.

Well-being for the Future

Environmental sustainability is important for our Company as environmental factors impact health outcomes for our customers. Because we provide services instead of products, the largest opportunity to decrease our environmental impact in areas of energy consumption, greenhouse gas (GHG) emissions, waste and water practices, is through our internal operations.

Additionally, climate change impacts, such as increased frequency of extreme weather events, higher costs of energy, and consumer and investor interest in our sustainability efforts, pose both risks and opportunities for our business. We manage these impacts by continually strengthening our already robust business continuity program, investing in energy management and efficiency projects, and pursuing financial incentives in support of efforts to reduce our environmental footprint. We set challenging environmental targets, collaborating with vendors and associates to achieve them; these efforts both mitigate risk and demonstrate our Company’s commitment to our members, associates and stockholders by validating the intrinsic link between environment and well-being.

Our future sustainability is also dependent upon our Company’s continued focus on ethics, regulatory compliance and data privacy, for each of which we currently have stringent controls in force. Through conducting business ethically and proactively managing toward environmental efficiency, our Company is positioned to offer reliable and cost-effective services to our customers.

12	Humana | 2020 Proxy Statement • Corporate Governance

ENVIRONMENTAL SUSTAINABILITY INITIATIVES Reduce Greenhouse Gas Emissions	ETHICAL SUSTAINABILITY INITIATIVES Ethics & Compliance

•  Our goal is to reduce greenhouse gases 2.1 percent year-over-year (from a 2017 baseline).

•  Efforts to accomplish this goal include our nontraditional workstyle options, offering associates alternative transportation options, partnerships and programs to decrease office energy consumption and to reduce emissions.

•  We calculate GHG emissions in accordance with the methodologies outlined by the GHG Protocol.

•  We provide a full report of our yearly energy consumption and reduction efforts within the Global Reporting Initiative (GRI) Content Index of our CSR report.

•  Our associates are the key to ethics and compliance.

•  We have an Enterprise Compliance team that regularly communicates and engages with associates on ethics and compliance topics throughout the year.

•  We require all associates (including executive officers and independent directors) and contractors to complete an annual training course on ethics and compliance matters.

Waste Reduction	Data Privacy

•  Our goal is to increase our waste diversion rate to 60 percent.

•  We promote and track our reduction and recycling efforts and make it convenient for our associates to recycle at all of our facilities.

•  We are committed to continuously enhancing and strengthening our technology infrastructure and security protocols.

•  We employ best-practice precautions to safeguard information and protect our members’ data.

For more information about the Company’s CSR efforts, including our CSR Report, go to www.humana.com, then click on “Corporate Responsibility”

Corporate Governance • 2020 Proxy Statement | Humana	13

Qualifications and Process for Nominating Directors

Identifying Nominees for Directors

The Board has delegated an established screening process for director nominees to the Nominating & Corporate Governance Committee (“Committee”), with counsel from our Chairman, our Chief Executive Officer, and outside consultants as appropriate. The goal of the screening process is to assemble a group of potential board members with deep, varied experience, sound judgment, and commitment to the Company’s success.

The Committee receives notice of potential candidates through any of the following avenues: (i) Board self-identification; (ii) third-party recommendations; and (iii) stockholder nominations. While director nominees may be presented to the Board for consideration by the Committee through any of these methods, the Board is ultimately responsible for selecting its own members — with annual stockholder voting thereafter for a director’s continued tenure on the Board. Once the Committee has compiled its group of suitable candidates and conducted appropriate diligence, it then meets with the Board to review the candidates for further consideration.

Board Self-Identification. The Committee regularly assesses the appropriate size of the Board, the areas of expertise required to effectively contribute to the Board process, and whether any vacancies are anticipated. It also annually assesses the director qualification criteria to ensure the Board has appropriate skill composition aimed at the Company’s long-term business strategy, operations, risks, thought and perspective. As a result, the Committee may recommend to the Board a need for an additional director, Board refreshment for certain requisite skills and qualifications, and/or suggest the replacement of an existing director for other credible reasons. The self-identification process may also incorporate responses, as appropriate, from the Board’s annual individual self-evaluations. Such evaluations require each director to honestly reflect upon and recount their personal contributions to the Board in the prior year and to provide feedback regarding their performance, the overall Board performance and the performance of certain other key Board positions. The self-evaluations are provided to the Chairman of the Board and to the CEO for their review.

Third-Party Recommendations. From time to time, we engage a professional third-party search firm to assist the Board of Directors and the Committee in identifying and recruiting candidates for Board membership. Under its charter, the Committee has committed to include, and requires any third-party search firm that it engages to include, candidates with diversity of race, ethnicity and gender in the pool considered by the Committee and/or the Board for nomination to the Board.

Stockholder Nominees. The policy of the Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board as described above under “Identifying Nominees for Directors.” Stockholder nominations for election to the Board of Directors are governed by specific provisions in our Bylaws, a copy of which is available on our website at www.humana.com. From the www.humana.com website, click on “Investor Relations,” and then click on “Corporate Governance,” and then click on the link entitled, “Bylaws.” The Bylaws require that a stockholder provide written notice of intent to nominate a candidate for director no less than 60 days or more than 90 days prior to the scheduled date of the Annual Meeting of stockholders. If less than 70 days’ notice of the Annual Meeting is given, written notice by a stockholder would be deemed timely if made no later than the 10th day following such notice of the Annual Meeting. Any stockholder nominations proposed for consideration by the Committee should include, among other information required by the Bylaws, the nominee’s name, qualifications for Board membership and compliance with our Director Resignation Policy discussed in this proxy statement and should be sent to the attention of the Corporate Secretary, Humana Inc., 500 West Main Street, 21st Floor, Louisville, Kentucky 40202.

Director Skills and Qualifications

In assessing a director nominee, the Committee considers the appropriate balance of experience, skills and other qualifications required for service on our Board, including (i) qualifications or characteristics that are expected and befitting of all directors, and (ii) specific skills, experience or qualifications that should be represented collectively on our Board. Our Guidelines contain Board membership criteria that apply to all nominees recommended for a position on the Board.

Our director nominee screening process is designed to ensure that the Board includes members with diverse backgrounds, including race, ethnicity, gender, skills, thought, perspective and experience, as well as appropriate financial and other expertise relevant to the Company’s business. The Committee further assesses each director nominee’s ability to devote sufficient time and effort to his or her duties as a potential director, his or her willingness to consider all strategic proposals, and any core competencies or technical expertise necessary to staff Board committees. The director nominee analysis also helps to determine whether a nominee would meet the criteria for independence set forth in the Guidelines established by the Board and in accordance with independence requirements of the NYSE and the SEC.

14	Humana | 2020 Proxy Statement • Corporate Governance

The Committee recognizes that our Board should represent a diverse group of experience, skills and other qualities, and as a collective group should have expertise in certain substantive areas including: corporate governance, finance/capital markets, board of directors experience, health care industry experience, clinical practice CEO or other C-suite experience with significant business acumen, direct to consumer marketing, diversity, experience with complex organizations, technology/business processes, government relations and/or public policy and regulatory knowledge and other skills and expertise that are likely to enhance the Board’s ability to manage and direct the affairs and business of the Company. Certain directors or director nominees may possess expertise in the designated areas however a director or director nominee need not individually possess the experience, skill or other requisite qualification in all areas.

The Committee has determined that our Board collectively satisfies all of the above criteria, complementing each other’s skills, background and perspectives to create a collection of diverse, knowledgeable and experienced directors. Please refer to the section entitled, “Proposal One: Election of Directors” in this proxy statement for biographical information, including skills and qualifications, of our individual Board members.

Director Attributes
Independent under our Guidelines, as well as meeting the independence requirements of, as applicable, the NYSE, SEC and Internal Revenue Code (IRS);
External public company board service is limited (maximum of three);
High integrity and ethical standards;
Standing and reputation in the individual’s field;
Risk oversight ability with respect to the particular skills of the individual director;
Understanding of and experience with complex public companies or like organizations; and
Ability to work collegially and collaboratively with other directors and our management team.

Board Composition and Refreshment

To meet the changing needs and strategic direction of our business, and as a result of certain director departures, we changed our Board’s composition during 2019 and 2020. The charts below represent certain demographics represented in the current composition of our director nominees.

Age

Diversity

Tenure

Independence

Corporate Governance • 2020 Proxy Statement | Humana	15

Board Evaluation Practices

The Board is committed to a rigorous self-evaluation process. Through evaluation, directors annually review the Board’s performance and their own individual contributions, including areas where the Board feels it functions effectively, and most importantly, areas where the Board can improve. The Committee, with participation from our Chairman and Chief Executive Officer, initiates the annual Board evaluation process. We believe that having a review process for each group helps to (i) ensure an adequate representation of requisite skills; (ii) encourage high levels of engagement from directors; and (iii) strengthen the overall effectiveness of our Board. These evaluations may be in written or oral questionnaire form and may be administered by Board members, management or third-party consultants. Results of the evaluations are shared with the Chairman of the Board and the Chairman of the Nominating & Corporate Governance Committee and then later discussed with the entire Board in an aggregated manner.

Board Evaluation

The Board evaluation typically consists of a written questionnaire containing qualitative scaled and open-ended questions related to the effectiveness of the Board during the prior year. The questionnaire hones in on specific areas of responsibility and critical attributes of the Board in order to solicit candid feedback from each director. The questionnaire also seeks practical input as to what the Board is doing well, areas in which the Board could improve and any undertakings that the Board should commence or terminate. Another benefit of the questionnaire is that it allows each board member to evaluate the effectiveness of the Chairman of the Board.

Director Self-Evaluation

The director self-evaluation requires each director to honestly reflect upon and carefully consider his or her performance based on key characteristics that are expected of all board members. The self-evaluation also allows each director to provide additional or updated information regarding their skills and qualifications which in turn helps the Nominating & Corporate Governance Committee make future assessments and determinations regarding Board composition. The Company encourages directors to participate in continuing education programs focused on the Company’s business and industry, their committee roles and responsibilities, as well as legal and ethical matters. Annually, the Board will meet for purpose of furthering their education through external guest speakers to gain insights into key issues facing the industry and the Company, to supplement management’s views and perspectives.

Committee Evaluation

Each of our Board committees engages in an annual performance evaluation and a general charter adequacy review. Each committee is responsible for determining the manner of evaluation and for carrying out the evaluation. Further, the Board evaluation questionnaire includes a section specifically concerning Board committee structure and performance, which is an opportunity for board members to provide feedback on each committee, regardless of their individual committee membership.

Director Independence

The Guidelines contain standards to assist the Board in its determination of director independence. In addition, to qualify as independent under the Guidelines, the Board of Directors must affirmatively determine that a director has no material relationship with the Company, other than as a director.

Pursuant to the Guidelines, the Board undertakes an annual review of director independence. During this review, the Board considers transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including transactions or relationships that are reported under “Certain Transactions with Management and Others” in this proxy statement. As provided in the Guidelines, the purpose of this review is to determine whether any such transactions or relationships are inconsistent with a determination that a director is independent.

In the course of this review for the current year, the Board specifically analyzed and discussed several matters:

(1)	a relationship between the Company and Pfizer Inc., or Pfizer, for which Frank A. D’Amelio, one of our current directors, serves as an executive officer;

(2)

a relationship between the Company and Chrysalis Ventures, LLC, or Chrysalis, for which David A. Jones, Jr., one of our current directors, serves as Chairman and Managing Partner and in which Mr. Jones, Jr. has a financial interest;

(3)

a relationship between the Company and Foundation Radiology Group PC, for which Mr. Jones, Jr., one of our current directors, serves as a director, and of which Chrysalis Ventures, LLC has an investment interest;

16	Humana | 2020 Proxy Statement • Corporate Governance

(4)	a relationship between the Company and JAPC, Inc., or JAPC, which was owned by the late father of Mr. Jones (who was a cofounder of our Company);

(5)

a relationship between the Company and Thomas Jefferson University or Thomas Jefferson Health System, for which David B. Nash, M.D., one of our former directors, is Founding Dean Emeritus of the Jefferson College of Population Health;

(6)

a relationship between the Company and Fiserv Solutions, Inc., a subsidiary of Fiserv, Inc., or Fiserv, for which Frank J. Bisignano, one of our current directors, serves as an executive officer and a director;

(7)	a relationship between the Company and Escape Velocity Holdings, Inc. d/b/a Trace3, Inc., or Trace3, for which William E. Mitchell, one of our former directors, serves as a director;

(8)	a relationship between the Company and Veritiv Corporation, or Veritiv, for which William E. Mitchell, serves as presiding director; and

(9)	relationships between the Company and certain of our healthcare customers affiliated with one or more of our current directors or a relative of that director.

Pfizer. The relationship between the Company, and Pfizer consists of a negotiated rebate based on the volume of prescriptions of Pfizer drugs obtained by Humana members, which volume includes claims paid by Humana for our members and the co-payments paid by our members. Payments to Humana from Pfizer result from activity with many intermediaries over whom Humana exercises no control (i.e., the providers who prescribe these medications, the distributors who sell to the retailers, and the retailers from which our members get prescriptions). In 2019, the Pfizer rebates amounted to approximately $227.1 million, substantially all of which were passed through to our members in the form of lower premiums and/or higher benefits. In addition, Pfizer is a contracted vendor of a certain Company subsidiary for which Pfizer provided prescription drug supplies and for which the subsidiary paid approximately $2.1 million during 2019. This amount is comparable to other non-affiliated providers for the provision of similar services, is not material to the Company, and does not represent a direct or indirect material interest for Mr. D’Amelio.

Chrysalis. In 2019, we contracted for services to be provided by certain companies in Chrysalis’ investment portfolio. In each case, the amounts paid under these arrangements were comparable to those for other non-affiliated vendors, were not material to the Company, and did not represent a direct or indirect material interest for Mr. Jones.

Foundation Radiology Group PC. Foundation Radiology Group PC, a multi-institutional radiology services group, serves as a provider in our network, for which services we paid approximately $1.3 million in medical claims during 2019, which is an amount that is comparable to other non-affiliated providers for the provision of similar services, is not material to the Company, and does not represent a direct or indirect material interest for Mr. Jones.

JAPC. In 2019, we provided hangar space, pilot services and maintenance for an airplane owned by JAPC, for which we were fully reimbursed by JAPC in the aggregate amount of approximately $615,968, at a rate we believe to be at least as favorable to the Company as market rates.

Thomas Jefferson Health System. Thomas Jefferson Health System serves as a provider in our network, for which services during 2019 we paid approximately $18.7 million in medical claims related expenses. In addition, we paid Thomas Jefferson University, through its Jefferson College of Population Health, $100,000 as an annual retainer fee related to certain consulting services performed by Dr. Nash to the Company’s Chief Medical Officer. In each case, the amount is comparable to other non-affiliated vendors for the provision of similar services, are not material to the Company, and do not represent a direct or indirect material interest for Dr. Nash. Dr. Nash was not a nominee for re-election to our Board in April 2019.

Fiserv. In 2019, we contracted for certain marketing and advertising services from Fiserv in connection with member communication materials for which we paid approximately $7.9 million, which is comparable to other non-affiliated vendors for the provision of similar services, is not material to the Company, and does not represent a direct or indirect material interest for Mr. Bisignano.

Trace3. In 2019, we contracted for certain information technology services, from Trace3, for which we paid approximately $1.8 million, which is comparable to other non-affiliated vendors for the provision of similar services, is not material to the Company, and does not represent a direct or indirect material interest for Mr. Mitchell. Mr. Mitchell was not a nominee for re-election to our Board in April 2019.

Veritiv. In 2019, we contracted for certain packaging and supply services from Veritiv in connection with our pharmacy business, for which we paid approximately $7.4 million, which is comparable to other non-affiliated vendors for the provision of similar services, is not material to the Company, and does not represent a direct or indirect material interest for Mr. Mitchell.

Healthcare Customers. In 2019, we received health care premium payments, healthcare administration fee payments (associated with our self-funded ASO plan offerings) and/or made certain claims funding payments, from certain customers with whom one of our current directors or a relative of that director has a relationship. Under each such arrangement, the premiums or administrative fees charged and benefits provided, including claims funding arrangements, are comparable to those extended to our other non-affiliated customers. The following relationships were included in this review:

•

Main Street Realty, Inc. or Main Street, which was previously owned by the late father of Mr. Jones, one of our current directors, from which we received approximately $184,986 in payments for administrative service fees associated with Main Street’s level funded ASO plan.

Corporate Governance • 2020 Proxy Statement | Humana	17

•

Lucina Health, Inc. or Lucina, which is part of the Chrysalis investment portfolio for which Mr. Jones, serves as Chairman and Managing Partner, from which we received approximately $140,200 in payments for administrative service fees associated with Lucina’s level funded ASO plan.

At the conclusion of its review for the current year, the Board affirmatively determined that in each case the relationship between the Company or its affiliate and each director-related entity was not material, was below the thresholds for independence prescribed by the NYSE, and did not impact the independence of any of our directors. Each director recused themselves from the independence assessment relative to himself or herself. Consistent with these considerations, and based on its review of director independence in light of the standards contained in the Guidelines, the Board determined that each member of the Board of Directors (except Mr. Broussard, as a current employee of the Company) is independent.

Committee Membership and Attendance

The Board of Directors has the following standing committees: Audit; Organization & Compensation; Nominating & Corporate Governance; Executive; Technology and Investment. Only directors meeting the applicable SEC and NYSE director independence standards and Internal Revenue Code “outside director” criteria may serve on the Audit Committee, the Organization & Compensation Committee, and the Nominating & Corporate Governance Committee. Each standing Board committee operates pursuant to a charter, which may be viewed on our website at www.humana.com. From the www.humana.com website, click on “Investor Relations,” then click on “Corporate Governance,” and then you will see a link to the Committee Charters. The number of Board committee meetings (telephonic and in-person) held in 2019 and membership as of March 1, 2020, were as follows:

Director	Audit	Organization & Compensation	Nominating & Corporate Governance	Executive	Technology	Investment
Frank J. Bisignano
Bruce D. Broussard
Frank A. D’Amelio
W. Roy Dunbar
Wayne A.I. Frederick, M.D.[1]
John W. Garratt[2]

Kurt J. Hilzinger
David A. Jones, Jr.
Karen W. Katz[3]
William J. McDonald
James J. O’Brien
Marissa T. Peterson
Number of Meetings in 2019	8	6	7	0	5	4

 = Chair          = Member

[1]	Elected to the Board effective February 19, 2020.
[2]	Elected to the Board effective February 19, 2020.
[3]	Elected to the Board effective September 20, 2019.

18	Humana | 2020 Proxy Statement • Corporate Governance

Audit Committee

Committee Responsibilities

Pursuant to its charter, the Audit Committee:

•

assists the Board of Directors with the oversight of the integrity of our financial statements and disclosures and internal controls, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of our internal audit function and the independent registered public accounting firm;

•

bears responsibility for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged to prepare the audit report or perform other audit, review or attest services;

•

reviews with the independent registered public accounting firm, our internal audit department, and our financial and accounting personnel, the effectiveness of our accounting and financial controls and, where appropriate, makes recommendations for the improvement of these internal control procedures;

•

reviews the scope, funding and results of our internal audit function, including the independence and authority of our reporting obligations, the proposed audit plans for the year, and the coordination of these plans with the independent registered public accounting firm;

•

reviews the scope, funding and results of our Enterprise Risk Management program and compliance program, including receiving, at least quarterly, an update from our Chief Risk Office and internal compliance department regarding any significant matters regarding our risk management and compliance with regulatory requirements and contracts with government entities, respectively;

•

collaborates with the Technology Committee to regularly receive updates on risks, and risk mitigation measures, related to Company’s information technology, internal controls, information security, cyber security, business continuity and disaster recovery programs;

•

reviews the financial statements and other information contained in our Annual Report and other reports to stockholders with management and the independent registered public accounting firm to determine that the independent registered public accounting firm is satisfied with the disclosure and content of the financial statements to be presented to the stockholders and reviews any changes in accounting principles;

•	confers independently with our internal auditors, Chief Risk Officer, internal compliance department, key members of management, and the independent registered public accounting firm;

•	determines and approves the appropriateness of the fees for audit and permissible non-audit services performed by the independent registered public accounting firm;

•	discusses with management our compliance with applicable legal requirements and with our internal policies regarding related party transactions and conflicts of interest;

•	discusses our policies with respect to risk assessment and risk management;

•

maintains free and open means of communication between the members of our Board of Directors, the independent registered public accounting firm, our internal audit department, our Chief Risk Officer, our internal compliance department, and our financial management; and

•	annually evaluates its performance.

Corporate Governance Determinations

The Board of Directors has determined that each of the members of the Audit Committee at February 19, 2020 is independent according to SEC and NYSE requirements, and each is financially literate, as defined in the NYSE listing standards. The Board of Directors has determined further that Messrs. D’Amelio and O’Brien meet the definition of “audit committee financial expert.” PricewaterhouseCoopers LLP, our independent registered public accounting firm, reports directly to the Audit Committee. No member of the Board’s Audit Committee serves on the audit committees of more than three publicly traded companies. The Report of the Audit Committee for the year ended December 31, 2019, is set forth in this proxy statement under the caption “Audit Committee Report.”

Organization & Compensation Committee

Committee Responsibilities

Pursuant to its charter, the Organization & Compensation Committee:

•

reviews and approves our goals and objectives relevant to the compensation of our CEO, evaluates the CEO’s performance in light of those goals and objectives, and, either as a Committee or together with the other independent directors, determines and approves the CEO’s compensation level based on this evaluation;

Corporate Governance • 2020 Proxy Statement | Humana	19

•

review and approves all elements of compensation paid to our current or prospective executive officers, including without limitation, base compensation, incentive-compensation plans and equity-based plans, employment, change in control or severance programs and agreements, and any special compensation or benefits, including supplemental retirement benefits and any perquisites;

•	approves equity-based grants to our executive officers and other associates;

•

reviews and discusses with management the Company’s compensation plans and policies for all employees (including the Named Executive Officers) with respect to risk management and risk-inducing incentives;

•	ensures preparation of the Compensation Discussion and Analysis and the Compensation Committee Report as required by SEC regulations;

•	monitors compliance of executive officers and non-employee directors with relevant stock ownership guidelines;

•	reviews with management periodically, as it deems appropriate, management succession and inclusion and diversity practices;

•	administers our Executive Management Incentive Compensation Plan and other substantially similar or successor incentive compensation plans; and

•	annually evaluates its performance.

Scope of Authority, Processes and Procedures

The Organization & Compensation Committee acts on behalf of the Board of Directors to establish the compensation of our executive officers and provides oversight of our compensation philosophy, as described in this proxy statement under the caption “Compensation Discussion and Analysis.” The role of the executive officers and the outside compensation consultant in establishing executive compensation is discussed in this proxy statement under the caption “Compensation Discussion and Analysis.” Other than routine administrative matters and the ability of our CEO to approve grants of equity awards subject to certain individual and annual thresholds, no executive compensation decisions are delegated to management.

Compensation Committee Interlocks and Insider Participation

No member of the Organization & Compensation Committee: (i) is or has ever been an officer or employee of the Company; or (ii) is or was, during the last fiscal year, a participant in a “related person” transaction requiring disclosure under Item 404 of the SEC’s regulations (see discussion in this proxy statement under the caption “Certain Transactions with Management and Others”); or (iii) is an executive officer of another entity at which one of our executive officers serves either as a director or on its compensation committee.

Corporate Governance Determinations

During 2019, W. Roy Dunbar (Chair), Frank J. Bisignano and David A. Jones, Jr. served as members of our Organization & Compensation Committee. Considering (i) the source of each director’s compensation, including any consulting, advisory or other compensatory fees paid by the Company; and (ii) whether each director has an affiliate relationship with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company, the Board has determined that each member of the Organization & Compensation Committee at February 19, 2020, is independent, as defined by the SEC and the NYSE, and is considered to be an “outside director” under Section 162(m) of the Internal Revenue Code.

Compensation Risk Determination

In 2019, the Organization & Compensation Committee reviewed management’s assessment of the risks associated with the Company’s compensation practices and policies for employees, including a consideration of the counterbalance of risk-taking incentives and risk-mitigating factors in Company practices and policies. Following a review of this assessment, the Organization & Compensation Committee determined that the risks arising from the Company’s compensation practices and policies are not reasonably likely to have a material adverse effect on the Company.

Nominating & Corporate Governance Committee

Committee Responsibilities

Pursuant to its charter, the Nominating & Corporate Governance Committee:

•	recommends to the full Board criteria for the selection and qualification of the members of the Board;

•	evaluates and recommends for nomination by the Board candidates to be proposed for election by the stockholders at each annual meeting;

•	seeks out and assists in the recruitment of highly qualified candidates to serve on the Board;

•	recommends for Board approval candidates to fill vacancies on the Board which occur between annual meetings;

•	develops, periodically reviews and recommends to the Board revisions to the Guidelines;

20	Humana | 2020 Proxy Statement • Corporate Governance

•	studies and reviews with management the overall effectiveness of the organization of the Board and the conduct of its business, and makes appropriate recommendations to the Board;

•	reviews the overall relationship of the Board and management;

•	reviews issues and developments pertaining to corporate governance;

•

reviews our public policy and political spending practices through regular reviews of our policy on political expenditures, expenditures and payments made with corporate funds, and overall political activity, including review of our Political Contributions and Related Activity Report; and

•	annually evaluates its performance.

Executive Committee

Pursuant to its charter, the Executive Committee possesses the authority to exercise all the powers of the Board of Directors except as otherwise provided by Delaware law and our Bylaws during intervals between meetings of the Board. The Executive Committee does not have the power, to, among other things, declare a dividend, issue stock, adopt a certificate of merger or sell substantially all of the Company’s business.

Investment Committee

Pursuant to its charter, the Investment Committee establishes investment objectives and policies for our various investment portfolios and investment options available under various employee benefit plans, reviews investment results, and annually evaluates its performance.

Technology Committee

Pursuant to its charter, the Technology Committee represents and assists the Board of Directors with the oversight of:

•	our process, awareness, evaluation and perspective on potentially disruptive technologies and convergences that may represent threats or opportunities for our business operations;

•	our process and perspective on strategic technology capabilities that enable transformational business capabilities;

•	our process, execution roadmaps, requisite capital, progress in delivering technology-enabled transformational capabilities and their related outcomes; and

•	management’s focus on organizational, talent and cultural enablers required to ensure achievement of those outcomes.

The Technology Committee may also assist the Audit Committee in its oversight of our information technology internal controls, cyber security, business continuity and disaster recovery programs.

Corporate Governance Policies

Majority Vote Policy

Under our Bylaws, a director nominee will be elected if the number of votes cast for the nominee exceeds the number of votes cast against the nominee. In contested elections, those in which a stockholder has nominated a person for election to the Board, the voting standard is a plurality of votes cast. The Board has also adopted a policy to require the Board to nominate for election only nominees who agree that, if they are elected to the Board, they will tender an irrevocable resignation conditioned on, first, the failure to achieve the required vote for re-election at any future meeting at which they face re-election, and second, the Board’s acceptance of their resignation following that election. In addition, the Board may fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other directors, as described above. The Nominating & Corporate Governance Committee will submit a recommendation for prompt consideration by the Board whether to accept the resignation. Any director whose resignation is under consideration will abstain from participating in any decision regarding that resignation. The Bylaws also require stockholder nominees for director election to notify the Company whether or not such nominees intend to tender the same type of resignation required of the Board’s director nominees.

Change in Director’s Primary Position

The Board has adopted a policy requiring that a director whose primary position or affiliation changes must promptly notify the Board and the Nominating & Corporate Governance Committee of the change so that a determination may be made as to the value of his or her continued service on the Board.

Corporate Governance • 2020 Proxy Statement | Humana	21

Director Stock Ownership Policy

Our Board believes that directors should be stockholders and have a significant personal financial stake in the Company. Consequently, the Board has adopted the following stock ownership guidelines:

•	Each non-employee director must maintain a minimum equity ownership level of five times the annual cash retainer.

•	Shares deferred at the election of the director are considered owned for purposes of the calculation of the ownership requirement.

•

Any Shares owned by a non-employee director (or Shares received upon the exercise of options or vesting of restricted stock or restricted stock units, less an amount to cover the exercise price and/or current tax liabilities) must be held by the director until the minimum equity ownership level is reached and thereafter maintained.

•

Once the minimum equity ownership level has been achieved, any Shares received upon the vesting of restricted stock or restricted stock units, less an amount to cover current tax liabilities, must be held by the director until one year following the vesting date.

Compliance with these guidelines is monitored by the Organization & Compensation Committee.

Director Attendance

The Board has developed a number of specific expectations of directors to define their responsibilities and to promote the efficient conduct of the Board’s business. With respect to the level of commitment expected of directors and related attendance protocols, as part of the Guidelines, the Board formally adopted a policy that all directors should make every effort to attend all meetings of the Board and the Committees of which they are members, and the Company’s Annual Meeting of Stockholders. Attendance by telephone or video conference may be used to facilitate a Director’s attendance.

During 2019, apart from Committee meetings, the Board of Directors met 10 times. All directors attended at least 75% of the scheduled Board of Directors’ meetings and meetings held by Committees of which they were members. All director nominees serving as directors at that time attended the Annual Meeting of Stockholders held on April 18, 2019.

Executive Sessions of Non-Management Directors

In 2019, our non-management directors held regularly scheduled, formal executive meetings, separate from management and led by our Chairman. Additional executive sessions of the Board are held as necessary or appropriate or upon the request of the Chairman, the Nominating & Corporate Governance Committee or any two other non-management directors. In addition, our non-management directors who qualify as independent within the meaning of our director independence guidelines meet in executive session at least once annually, and, in fact, met in 2019 in connection with each regularly scheduled Board of Directors meeting.

Code of Ethics and Code of Business Conduct

The Company has adopted the “Code of Conduct for the Chief Executive Officer and Senior Financial Officers,” which we refer to as the Executive Code of Ethics, violations of which are reported to the Audit Committee. In addition, we operate under the omnibus Humana Inc. Ethics Every Day, which we refer to as the Code of Ethics, which applies to all associates (including executive officers) and directors. The Humana Ethics Office is responsible for the design and enforcement of our ethics policies, the goal of which is to create a workplace climate in which ethics is so integral to day-to-day operations that ethical behavior is self-enforcing. All employees are required annually to review and affirm in writing their acceptance of the Code of Ethics. The Code of Ethics and the Executive Code of Ethics may be viewed on our website at www.humana.com. Any waiver for directors or executive officers from the provisions of the Code of Ethics or the Executive Code of Ethics must be made by the Board of Directors, and will be disclosed within four days of the waiver on our website at www.humana.com. To see either the Code of Ethics or the Executive Code of Ethics or any waivers to either policy, go to www.humana.com, then click on “Investor Relations,” then click on “Corporate Governance,” and then click on the relevant link.

Policy Regarding Employee, Officer and Director Hedging

The Company has a policy prohibiting all associates (including executive officers and independent directors) from hedging or pledging transactions using Company stock, including: (1) engaging in short sales of Company securities; (2) engaging in transactions in puts, calls or other derivative securities designed to hedge or offset any decrease in the market value of the Company’s equity securities, on an exchange or in any other organized market; or (3) engaging in certain monetization transactions, including holding Company securities in margin accounts or pledging Company securities as collateral.

Public Policy

Our Company has an active voice on healthcare policy issues that matter most to the people we serve. From Medicare, TRICARE and home health; to integrated care, Medicaid and healthcare reform – we are committed to advancing public policy that moves us toward a future in which everyone can enjoy lifelong health and well-being.

22	Humana | 2020 Proxy Statement • Corporate Governance

The Company has also established and sponsors a Political Action Committee (PAC), for which Company associates may voluntarily contribute. The PAC is registered with the Federal Election Commission (FEC) and certain states nationwide as required by applicable law. As a matter of policy, all Company political activities must promote the interests of the Company, and must be made without regard for the private political preferences of Company officers or executives. Furthermore, Humana does not make independent expenditures nor does it contribute to ballot measure committees. Distributions from the PAC are made to election committees of federal and state office candidates or to other PACs on a non-partisan basis. While the PAC has its own separate board of directors to oversee its operations, the Company’s Board - through its Audit Committee - has responsibility for (i) reviewing the political contributions and political activities of the Company and the PAC and (ii) overseeing compliance with the overall policy, process and contribution criteria with respect to such contributions and activities. The Board reviews occur semi-annually, along with semi-annual publication of a Contributions and Related Activity Report (PAC Report). To learn more about our public policy and to review the most recent PAC Report, visit our web site at www.humana.com, then click on “About Humana,” then click on “Public Policy.”

Communication with Directors

Stockholders and other interested parties may communicate directly with our Chairman, non-management directors as a group, or any other individual director by writing to the special e-mail address published on our website at www.humana.com. Specifically, interested parties may visit our website at https://www.humana.com/about/contact-bod, where instructions for contacting these persons are available. All directors have access to this e-mail address. We use the staff of our Corporate Secretary to review correspondence received in this manner, and to filter advertisements, solicitations, spam, and other such items. Concerns related to accounting, internal controls or auditing matters are required to be brought immediately to the attention of our Chief Legal Officer and the Board and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Corporate Governance • 2020 Proxy Statement | Humana	23

Proposal One

Election of Directors

The Board of Directors of the Company, in accordance with the provisions of the Company’s Articles of Incorporation and Bylaws, has determined that the number of directors to be elected at the Annual Meeting of the Company shall be twelve (12). The directors are elected to hold office until the Annual Meeting of Stockholders in 2021 and until a successor is elected and qualified.

Each of the nominees has consented to be named as a nominee and agreed to serve if elected. If any nominee becomes unable to serve for any reason (which is not anticipated), the Shares represented by the proxy granted to Messrs. Hilzinger and Broussard may be voted for the substituted nominee as may be designated by the Board of Directors. The Board has established a policy that non-employee directors must retire at the first annual meeting following his or her seventy-third birthday.

The following table shows certain information concerning the nominees at March 1, 2020.

Name	Age	Position	First Elected Director
Kurt J. Hilzinger	59	Chairman of the Board, Independent Director	07/2003
Bruce D. Broussard	57	Director, President and Chief Executive Officer	01/2013
Frank J. Bisignano	60	Independent Director	08/2017
Frank A. D’Amelio	62	Independent Director	09/2003
W. Roy Dunbar	58	Independent Director	04/2005
Wayne A.I. Frederick, M.D.	48	Independent Director	02/2020
John W. Garratt	51	Independent Director	02/2020
David A. Jones, Jr.	62	Independent Director	05/1993
Karen W. Katz	63	Independent Director	09/2019
William J. McDonald	63	Independent Director	10/2007
James J. O’Brien	65	Independent Director	04/2006
Marissa T. Peterson	58	Independent Director	08/2008

Board of Directors Nominee Determination

At the recommendation of the Nominating & Corporate Governance Committee, the Board has determined that each director nominee possesses and demonstrates the character, integrity, independence, business judgment and all other requisite skills, qualifications and attributes necessary to effectively (i) act in the best interests of the Company and its stockholders and (ii) exercise active and independent oversight of the of the Company’s management team, business affairs and assets.

We believe that the current Board members have a deep commitment to the Company’s success, as evidenced by the key qualifications, skills, experiences and diversity of backgrounds of each director described below. For additional information, please refer to the section entitled, “Qualifications and Process for Nominating Directors” in this proxy statement. The information given in this proxy statement concerning the nominees is based upon statements made or confirmed to the Company by or on behalf of the nominees.

24	Humana | 2020 Proxy Statement • Proposal One

Director Nominees’ Biographies

Kurt J. Hilzinger	Age 59 Director since 2003

Chairman of the Board Committees: • Executive

Kurt J. Hilzinger was initially elected to the Board in July 2003, and was elected Chairman of the Board effective January 1, 2014. Mr. Hilzinger served as Lead Director from August 2010 until his appointment as Chairman. Mr. Hilzinger is a Partner at Court Square Capital Partners, an independent private equity firm, having held this position since November 2007. At Court Square Mr. Hilzinger focuses principally on investments in the healthcare industry. Prior to that, he was a Director of AmerisourceBergen Corporation from March 2004 to November 2007; having previously served as President and Chief Operating Officer of AmerisourceBergen Corporation from October 2002 to November 2007, and as Executive Vice President and Chief Operating Officer from August 2001 to October 2002. Mr. Hilzinger also serves on the Board of Directors of Outlook Therapeutics, Inc. and several privately held companies.

Skills and Qualifications

The Board believes that Mr. Hilzinger is a strong operating executive with a finance and strategic background, whose operational experience and financial expertise in the health care sector contributes valuable insight to the Board.

Bruce D. Broussard	Age 57 Director since 2013

Director, President and Chief Executive Officer Committees: • Executive (Chair)

Bruce D. Broussard, President and CEO, joined Humana in 2011. Under his leadership, Humana has created an integrated care delivery model centered on improving health outcomes, driving lower costs, enhancing quality, and providing a simple and personalized member experience. With its holistic approach, Humana is dedicated to improving the health of the communities it serves by making it easy for people to achieve their best health.

Bruce brings to Humana a wide range of executive leadership experience in publicly traded and private organizations within a variety of healthcare sectors, including oncology, pharmaceuticals, assisted living/senior housing, home care, physician practice management, surgical centers and dental networks. Prior to joining Humana, Bruce was Chief Executive Officer of McKesson Specialty/US Oncology, Inc. US Oncology was purchased by McKesson in December 2010. At US Oncology, Bruce served in a number of senior executive roles, including Chief Financial Officer, President, Chief Executive Officer and Chairman of the Board.

Bruce plays a leadership role in key business advocacy organizations such as The Business Council and the American Heart Association CEO Roundtable. He is also a member of the Board of Directors of KeyCorp, America’s Health Insurance Plans (AHIP) and the World Economic Forum Health Governors Board.

Skills and Qualifications

The Board believes that Mr. Broussard’s wide range of executive leadership experience in publicly traded and private organizations within a variety of healthcare sectors, including oncology, pharmaceuticals, assisted living/senior housing, home care, physician practice management, surgical centers, and dental networks, as well as his in-depth knowledge of the Company’s operations, finances and strategy, brings valuable insight to the Board.

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Frank J. Bisignano	Age 60 Director since 2017

Independent Director Committees: • Technology • Organization & Compensation

Frank J. Bisignano was initially elected to the Board in August 2017. He is the President, Chief Operating Officer and a Director of Fiserv, Inc., which acquired First Data Corporation Inc. in 2019, where Mr. Bisignano previously served as the Chairman of the Board and Chief Executive Officer. During his tenure at First Data, Mr. Bisignano transformed the 48-year-old company from the world’s largest traditional payment processor into a technology innovator, industry collaborator, and commerce enabler for the 21st century. He also improved the company’s balance sheet, leading a $3.5 billion private placement in the company and its $2.6 billion initial public offering in 2015, the largest U.S. IPO of the year. Prior to joining First Data, Mr. Bisignano was the co-chief operating officer for J.P. Morgan Chase and the chief executive officer of its Mortgage Banking unit. Born and raised in Brooklyn, Mr. Bisignano serves on the Board of Directors of Fiserv, Inc. and several privately held companies and charitable organizations.

Skills and Qualifications

The Board believes that Mr. Bisignano is a proven business leader who understands the importance of technology as a solution to complex problems, which is a key part of the Company’s strategy to integrate a fragmented health care system through leveraging technology. This integration sits at the heart of a health care system that considers and cares for the ‘whole person’ while delivering true value, and the Board believes that the depth and breadth of Mr. Bisignano’s experiences and insights are valuable to the Board’s function.

Frank A. D’Amelio	Age 62 Director since 2003

Independent Director Committees: • Audit (Chair) • Nominating & Corporate Governance

Frank A. D’Amelio was initially elected to the Board in September 2003. He is Executive Vice President, Business Operations and Chief Financial Officer of Pfizer Inc., having held this position since December 2010, and having served as Chief Financial Officer since September 2007. Prior to that, Mr. D’Amelio was Senior Executive Vice President of Integration and Chief Administrative Officer at Alcatel-Lucent from December 2006 to August 2007, and Chief Operating Officer of Lucent Technologies Inc. from February 2006 to November 2006. From May 2001 until January 2006, he was Executive Vice President, Administration and Chief Financial Officer of Lucent. Mr. D’Amelio also serves on the Board of Directors of Zoetis, Inc. and on the board of the Independent College Fund of New Jersey.

Skills and Qualifications

The Board believes that Mr. D’Amelio’s skills, global experience and proven leadership in both financial and operational roles contribute greatly to the Board’s composition. As a senior executive at various global companies undergoing the kind of rapid and complex changes that the Company has undertaken in response to the rapidly changing markets and regulatory environment, Mr. D’Amelio has extensive knowledge of the capital markets as well as broad experience working with the investment community, regulatory bodies and rating agencies.

26	Humana | 2020 Proxy Statement • Proposal One

W. Roy Dunbar	Age 58 Director since 2005

Independent Director Committees: • Organization/ Compensation (Chair) • Nominating & Corporate Governance

W. Roy Dunbar was initially elected to the Board in April 2005. Mr. Dunbar was the Chairman of the Board of NetworkSolutions, and was the Chief Executive Officer from January 2008 to November 2009. Mr. Dunbar also served as the President of Global Technology and Operations for MasterCard Incorporated from September 2004 until January 2008. Mr. Dunbar worked at Eli Lilly and Company for 14 years, latterly as President of Intercontinental Operations from 2003 until he joined MasterCard, and Chief Information Officer from 1999 to 2003. Mr. Dunbar was named to NACD Directorship 100 in 2015 and is a NACD Board Leadership Fellow. Mr. Dunbar also serves on the Board of Directors of Johnson Controls International plc and SiteOne Landscape Supply, Inc.

Skills and Qualifications

The Board believes that Mr. Dunbar’s innovative, consumer-focused approach to information technology at a variety of global companies brings a valuable advantage to the Board. The Board benefits from Mr. Dunbar’s expertise in leading companies focused on the development of information systems that are easy for consumers to understand and use effectively, which is critical to the Company’s extension of its position as a leader in health care information technology. Mr. Dunbar’s extensive experience in health care over three decades further contributes to the strategic composition of the Board.

Wayne A.I. Frederick, M.D.	Age 48 Director since 2020

Independent Director No Current Committees

Wayne A. I. Frederick, M.D., was initially elected to the Board in February 2020. He is the President of Howard University, having held this position since July 2014. Prior to that Dr. Frederick served as Howard University’s Interim President (elected October 2013) after serving as Provost and Chief Academic Officer for more than a year. Following his post-doctoral research and surgical oncology fellowships at the University of Texas MD Anderson Cancer Center, Dr. Frederick began his academic career as Associate Director of the Cancer Center at the University of Connecticut. Upon his return to Howard University, his academic positions included Associate Dean in the College of Medicine, Division Chief in the Department of Surgery, Director of the Cancer Center and Deputy Provost for Health Sciences. He also earned a Master of Business Administration degree from Howard University’s School of Business in 2011. Dr. Frederick continues to operate and lectures to the medical students and residents of Howard University’s College of Medicine. Dr. Frederick is a fellow of the American College of Surgeons and belongs to numerous surgical organizations, including, the American Surgical Association. Dr. Frederick also serves on the Board of Directors of Mutual of America Life Insurance Co. in addition to a few other privately held companies and charitable organizations.

Skills and Qualifications

The Board believes that Dr. Frederick’s exemplary career as a leader in medical research, healthcare academics and business administration brings valuable insights to the Board to assist in the advancement of its strategic healthcare goals. Dr. Frederick’s extensive healthcare and disease management background will be instrumental to our company’s relationships with our members and our physician partners, as Humana continues to innovate in the area of health data analytics.

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John W. Garratt	Age 51 Director since 2020

Independent Director No Current Committees

John W. Garratt was initially elected to the Board in February 2020. He is the Executive Vice President and Chief Financial Officer of Dollar General Corporation, having held this position since December 2015. Mr. Garratt joined Dollar General in October 2014 as Senior Vice President, Finance & Strategy and subsequently served as Interim Chief Financial Officer from July 2015 to December 2015. Prior to joining Dollar General, Mr. Garratt held various positions of increasing responsibility with Yum! Brands, Inc., one of the world’s largest restaurant companies, between May 2004 and October 2014, holding leadership positions in corporate strategy and financial planning. Mr. Garratt served as Vice President, Finance and Division Controller for the KFC division and earlier for the Pizza Hut division and for Yum Restaurants International between October 2013 and October 2014. Mr. Garratt also served as the Senior Director, Yum Corporate Strategy, from March 2010 to October 2013, reporting directly to the corporate Chief Financial Officer and leading corporate strategy as well as driving key cross-divisional initiatives. Mr. Garratt served in various other financial positions at Yum from May 2004 to March 2010. Prior to his career at Yum! Brands, Mr. Garratt served as Plant Controller for Alcoa Inc. between April 2002 and May 2004, and held various financial management positions at General Electric from March 1999 to April 2002. He began his career in May 1990 at Alcoa, where he served for approximately nine years.

Skills and Qualifications

The Board believes that Mr. Garratt’s substantial executive leadership at large public companies, combined with his extensive experience in key areas of finance, accounting, strategic planning and business analytics, supplement existing expertise essential to the Board‘s oversight function as Humana continues to evolve its population health and care delivery strategies. Mr. Garratt’s contributions to organizations across varied consumer-based industries further qualifies him to offer key perspectives as the Company enhances products and capabilities for our members.

David A. Jones, Jr.	Age 62 Director since 1993

Independent Director Committees: • Nominating & Corporate Governance (Chair) • Organization & Compensation • Executive

David A. Jones, Jr. was initially elected to the Board in May 1993 and served as Chairman of the Board of the Company from April 2005 through August 2010, and Vice Chairman of the Board from September 1996 through April 2005. He is Chairman of Chrysalis Ventures, LLC, headquartered in Louisville, Kentucky, and also serves on the board of directors of several charitable, civic and privately held companies.

Skills and Qualifications

As a successful venture capitalist, the Board believes that Mr. Jones brings strategic insight and leadership and a wealth of experience in health care to the Board, both in the Company’s core businesses as well as in emerging technologies and business models.

28	Humana | 2020 Proxy Statement • Proposal One

Karen W. Katz	Age 63 Director since 2019

Independent Director No Current Committees

Karen W. Katz was initially elected to the Board in September 2019. Ms. Katz was formerly the President and CEO of Neiman Marcus Group LTD LLC from 2010 to February 2018. Neiman Marcus Group is an international multibrand omni-channel retailer whose portfolio of brands includes Neiman Marcus, Bergdorf Goodman and MyTheresa. Having joined Neiman Marcus in 1985, Ms. Katz served in key executive and leadership roles in the company’s merchant, stores and eCommerce organizations as Executive Vice President—Stores, a member of the Office of the Chairman of Neiman Marcus Group, and President, Neiman Marcus Online, and President and CEO, Neiman Marcus Stores. Ms. Katz currently serves on the Board of Directors of Under Armour, Inc. and Casper Sleep, Inc. and a few privately held companies.

Skills and Qualifications

The Board believes that Ms. Katz is an extremely accomplished executive with deep experience and a demonstrated commitment to understanding, and meeting, the needs of customers by maintaining a personalized experience enabled by digital transformation. She brings a holistic approach to customer service, including acumen for employing technology to advance service delivery, combined with demonstrated success in growing business through forward thinking leadership, providing valuable perspective and expertise to the Board.

William J. McDonald	Age 63 Director since 2007

Independent Director Committees: • Audit • Investment

William J. McDonald was initially elected to the Board in October 2007. Mr. McDonald is the managing partner of Wild Irishman Advisory, LLC, a marketing consulting firm. Prior to that, he was Executive Vice President, Brand Management of Capital One Financial Corporation, having held that position from 1998 until his retirement in 2013. Mr. McDonald also serves on the advisory board of The University of Texas at Austin Longhorn Family Leadership Council.

Skills and Qualifications
The Board believes that Mr. McDonald’s service in various senior executive marketing positions contributes significant experience and expertise in brand development, marketing and related disciplines.

Proposal One • 2020 Proxy Statement | Humana	29

James J. O’Brien	Age 65 Director since 2006

Independent Director Committees: • Investment (Chair) • Audit

James J. O’Brien was initially elected to the Board in April 2006. Until his retirement on December 31, 2014, Mr. O’Brien was the Chairman of the Board and Chief Executive Officer of Ashland Inc. Prior to being named to this position, Mr. O’Brien was President and Chief Operating Officer of Ashland Inc., and before that, Senior Vice President and Group Operating Officer. He also serves on the board of directors of Albemarle Corporation and Eastman Chemical Company.

Skills and Qualifications

As a highly respected leader in the global business community with an extraordinary track record of success, the Board believes that Mr. O’Brien’s breadth of management experience adds valuable expertise and insight to the Board.

Marissa T. Peterson	Age 58 Director since 2008

Independent Director Committees: • Technology (Chair)

Marissa T. Peterson was initially elected to the Board in August 2008. Ms. Peterson is President and Chief Executive Officer of Mission Peak Executive Consulting, which provides client-focused executive coaching and management consulting services. Ms. Peterson was formerly Executive Vice President, Worldwide Operations, Services & Customer Advocacy for Sun Microsystems Inc. in Santa Clara, California, until her retirement in 2005 after 17 years with the company. Ms. Peterson currently serves on the Board of Directors of Ansell Limited and previously served on the board of directors of Oclaro, Inc., SUPERVALU INC., Quantros and Lucile Packard Children’s Hospital at Stanford, and the board of trustees of Kettering University. Ms. Peterson holds an honorary doctorate in management and a bachelor’s degree in engineering from Kettering University where she graduated magna cum laude. She received her MBA from Harvard Business School with the distinction of being a GM Fellow.

Skills and Qualifications

The Board believes that Ms. Peterson’s operating and consumer-focused leadership, and experience developing and managing programs designed to help companies reduce the time, cost and risk of transforming their businesses by leveraging technology to architect, implement and maintain customers’ network computing infrastructures, bring valuable insights to the Board. Her commitment to a “customer first” ethic at Sun Microsystems Inc. established an industry leadership position for high quality and cost-effective product execution to a global customer base, a commitment that aligns with the Company’s focus on consumerism.

Vote Required and Recommendation of the Board of Directors

A director nominee will be elected if the number of votes cast for the nominee exceeds the number of votes cast against the nominee. Shares not present at the Annual Meeting and Shares voting “abstain” or broker non-votes have no effect on the election of directors. Under the Company’s Majority Vote Policy, following election to our Board of Directors, a director is required to submit his or her irrevocable resignation to our Board of Directors, conditioned upon (i) the director not achieving the requisite stockholder vote at any future meeting at which they face re-election, and (ii) acceptance of the resignation by the Board of Directors following that election. The Board of Directors has 90 days to determine whether or not to accept the director’s resignation and to report this information to our stockholders.

FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR ALL NOMINEES.

30	Humana | 2020 Proxy Statement • Proposal One

Director Compensation

2019 Director Compensation Program

During 2019, our directors were compensated pursuant to the following schedule:

Annual Retainer (1)	$115,000

Non-Employee Chairman of the Board Additional Annual Retainer	$210,000

Committee Chairman fee per year: 1. Audit Committee Chair 2. Organization & Compensation Committee Chair 3. All other Committee Chairs	$25,000 $20,000 $15,000

Executive Committee Member fee per year	$12,000

Common Stock per year (1st Business Day of January)(1)(2)	$165,000 in common stock (variable # of shares)

Charitable Contributions Annual Match	up to $40,000

Group Life and Accidental Death Insurance — (except Chairman)(3)	$150,000 of coverage

Group Life and Accidental Death Insurance — Chairman	$400,000 of coverage

Business Travel Accident Insurance	$250,000 of coverage

Restricted Stock Units Granted Initial Date of Election(4)	Restricted Stock Unit grant equal to the dollar value of the then current annual stock grant for directors
(1)

As an employee director elected to our Board, Mr. Broussard does not receive the annual retainer or annual stock grant for service as a director. For all other directors, the annual common stock retainer is paid in the form of restricted stock units, vests at the end of the year of service related to the retainer. Notwithstanding anything to the contrary in the applicable equity award agreement evidencing such award, the equity and cash-based retainers will be pro-rated based on months of service (defined as any month in which the director serves for at least one day) for any service of less than the full year in respect of which the award is granted.

(2)

Pursuant to our revised Directors Stock Retention Policy, each non-employee director must maintain a minimum equity ownership level of five times the annual cash retainer. As of March 1, 2020, all of our non-employee directors who have served for at least one year satisfy this requirement. For additional information, please refer to “Corporate Governance — Corporate Governance Policies — Director Stock Ownership Policy” in this proxy statement.

(3)	Coverage amount decreases 50% at age 70.
(4)	This initial award of restricted stock units is forfeited if the director serves less than one year on our Board of Directors.

Director Compensation • 2020 Proxy Statement | Humana	31

2019 Compensation of Our Directors

The following table shows the compensation earned by our non-employee directors in connection with their service on our Board of Directors during all or a portion of the 2019 fiscal year:

Name(1) (a)	Fees Earned or Paid in Cash ($)(3) (b)	Stock Awards ($)(3)(4)(5) (c)		Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(7) (f)	All Other Compensation ($)(8) (g)	Total ($) (h)
Frank J. Bisignano	115,000	164,960		—	—	—	44,405	324,365
Frank A. D’Amelio	140,000	164,960		—	—	—	3,566	308,526
Karen B. DeSalvo, M.D.(2)	93,333	137,467	(6)	—	—	—	21,717	252,517
W. Roy Dunbar	135,000	164,960		—	—	—	16,371	316,331
Kurt J. Hilzinger	337,000	164,960		—	—	—	42,084	544,044
David A. Jones, Jr.	142,000	164,960		—	—	76,063	44,382	427,405
Karen W. Katz	115,000	164,949		—	—	—	41,412	321,361
William J. McDonald	115,000	164,960		—	—	—	42,884	322,844
William E. Mitchell(2)	38,333	54,987	(6)	—	—	—	101,477	194,797
David B. Nash, M.D.(2)	38,333	54,987	(6)	—	—	—	85,819	179,139
James J. O’Brien	130,000	164,960		—	—	—	43,577	338,537
Marissa T. Peterson	130,000	164,960		—	—	—	4,322	299,282
(1)

During 2019, Mr. Broussard served as President and Chief Executive Officer of the Company, and therefore, as an employee director, did not earn compensation in connection with his service on our Board. Mr. Broussard’s compensation as our Chief Executive Officer is discussed under “Executive Compensation” in this proxy statement.

(2)

Mr. Mitchell and Dr. Nash were not included as nominees for re-election at the April 18, 2019 Annual Meeting of Stockholders. In addition, Dr. DeSalvo resigned from the Board effective as of October 15, 2019. Compensation disclosed represents amounts earned for service during 2019 prior to their respective departures from our Board.

(3)

Under the Humana Inc. Deferred Compensation Plan for Non-Employee Directors, which we refer to as the Deferred Compensation Plan, non-employee directors may make an irrevocable election each year to defer compensation paid to them by the Company in the form of cash or stock for services rendered as Board members. For 2019, Messrs. D’Amelio, Hilzinger, McDonald and O’Brien and Drs. Nash and DeSalvo each deferred their stock compensation. Refer to footnote 1(c) to the section entitled “Stock Ownership Information — Security Ownership of Directors and Executive Officers” for a disclosure of the number of Shares of our common stock that have been deferred by each director. A director electing to defer cash can choose any of the investment options offered in the Deferred Compensation Plan using Charles Schwab’s Retirement Plan Services (other than the Humana Common Stock Fund) or can invest in stock units that have a value relative to that of our common stock. For 2019, Messrs. Hilzinger, Jones, McDonald and Dr. Nash each elected to defer a portion or all of their cash compensation under the Deferred Compensation Plan.

(4)

On January 2, 2019, when the fair market value of our common stock was $280.545, each director in office at that time, other than Mr. Broussard, was granted a restricted stock unit award of 588 Shares, representing the annual grant of approximately $165,000 in common stock. Ms. Katz received a restricted stock unit award representing approximately $165,000 upon her election date, using the fair market value of our common stock on that date ($279.575) to determine the 590 Shares awarded. The amount shown in column (c) (“Stock Awards”) above is the grant-date fair market value times the number of Shares awarded calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) Topic 718.

(5)

Vested restricted stock units with a payout deferral election made by the director accrue quarterly dividend equivalent rights that are reinvested into the director’s account as additional restricted stock units and will be included in the final restricted stock unit payment when the Shares are issued in accordance with the director’s payout election. This column does not include dividend equivalent units that have accrued through December 31, 2019 nor includes dividend equivalent rights paid on any such deferred Shares.

(6)

Pursuant to equity award agreements, unvested restricted stock units will be prorated upon vesting for any portion of the year that the director did not serve. Mr. Mitchell and Drs. Nash and DeSalvo each received a prorated number of restricted stock units upon vesting. The value represented above in column (c) is the prorated value of the number of Shares that vested on December 31, 2019, using the grant date fair market value of $280.545.

32	Humana | 2020 Proxy Statement • Director Compensation

(7)

Non-employee directors elected subsequent to 1997 do not receive any retirement benefits. As he was first elected to the board in 1993, Mr. Jones is the only director that will have retirement benefits under this former retirement policy, including: (A) at the director’s election, either: (x) an annual retirement benefit for the life of the director in the amount of $38,000, the annual retainer fee in effect for 1997; or (y) in lieu thereof, an actuarially equivalent joint and survivor annuity payment; and (B) an annual matching charitable contribution benefit of $19,000 for the life of the director.

(8)

We pay for or reimburse our directors’ travel, lodging and other reasonable out-of-pocket expenses in connection with attendance at board, committee and stockholder meetings. From time to time, we may transport one or more directors and members of their immediate family to and from such meetings or other Company business on Company aircraft. Directors may elect to participate in the medical and dental benefit programs offered to all our employees at a rate comparable to the rate paid by employees. In 2019, Messrs. Dunbar, McDonald and Mitchell, and Dr. DeSalvo and Ms. Peterson, elected to participate. Under the terms of our director compensation policy, each non-employee director who participates in medical and dental plans provided by the Company will, for two years following the date of completion of a change in control, be eligible to participate in medical and dental plans on substantially the same terms as immediately prior to the change in control, including the requirement to pay premiums at the same rates as our associates. We also reimburse directors for other reasonable expenses related to board service, such as director education, which amounts are not included in the table above. In addition, we paid certain local occupational taxes and life and accidental death insurance premiums per outside director, in each case as disclosed below, and provided a matching charitable gift program. The “All Other Compensation” amount above includes the following amounts earned in connection with service on our Board of Directors:

Director	Matching Charitable Gift ($)	Occupational Tax ($)	Life Insurance ($)	Other ($)		Total – All Other Compensation ($)
Frank J. Bisignano	40,000	3,217	1,188	0		44,405
Frank A. D’Amelio	1,000	1,378	1,188	0		3,566
Karen B. DeSalvo, M.D.	5,000	1,372	345	15,000	(1)	21,717
W. Roy Dunbar	12,000	3,597	774	0		16,371
Kurt J. Hilzinger	40,000	20	2,064	0		42,084
David A. Jones, Jr.	40,000	3,194	1,188	0		44,382
Karen W. Katz	40,000	1,115	297	0		41,412
William J. McDonald	40,000	217	1,188	1,479		42,884
William E. Mitchell	40,000	58,729	618	2,130		101,477
David B. Nash, M.D.	25,000	60,423	396	0		85,819
James J. O’Brien	40,000	1,291	2,286	0		43,577
Marissa T. Peterson	0	3,548	774	0		4,322
(1)	Prior to resigning from the Board effective on October 15, 2019, Dr. DeSalvo served as an internal advisory board member for one of our product lines, for which she received an annual retainer.

Director Compensation • 2020 Proxy Statement | Humana	33

Stock Ownership Information

Security Ownership of Certain Beneficial Owners of Company Common Stock

We know of no person or entity that may be deemed to own beneficially more than 5% of our outstanding common stock except for:

	Number of Shares	Percent of Class Outstanding(1)
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	12,106,841 Shares	9.1%(2)
Capital International Investors 11100 Santa Monica Boulevard, 16th Floor Los Angeles, California 90025	10,143,825 Shares	7.6%(3)
Capital Research Global Investors 333 South Hope Street Los Angeles, California 90071	7,829,472 Shares	5.9%(4)
The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	10,192,558 Shares	7.7%(5)
(1)	The percentage of ownership is based on 132,105,221 Shares of our common stock outstanding as of December 31, 2019.
(2)

Based upon a Schedule 13G filed with the SEC for the period ended December 31, 2019, BlackRock, Inc. reports that through various subsidiaries, it has sole power to vote 10,601,850 Shares and has sole dispositive power over 12,106,841 Shares.

(3)

Based upon a Schedule 13G filed with the SEC for the period ended December 31, 2019, Capital International Investors reports that as a result of Capital Research and Management Company acting as investor adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, Capital International Investors is deemed to be the beneficial owner of 10,143,825 Shares over which it has sole power to vote 10,120,525 Shares and sole dispositive power over 10,143,825 Shares.

(4)

Based upon a Schedule 13G filed with the SEC for the period ended December 31, 2019, Capital Research Global Investors reports that as a result of Capital Research and Management Company acting as investor adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, Capital Research Global Investors is deemed to be the beneficial owner of 7,829,472 Shares over which it has sole power to vote 7,829,276 Shares and sole dispositive power over 7,829,472 Shares.

(5)

Based upon a Schedule 13G filed with the SEC for the period ended December 31, 2019, The Vanguard Group reports that through various subsidiaries, it has sole power to vote 201,134 Shares, shared power to vote 40,492 Shares, sole dispositive power over 9,963,155 Shares, and shared dispositive power over 229,403 Shares.

34	Humana | 2020 Proxy Statement • Stock Ownership Information

Security Ownership of Directors and Executive Officers

The following table shows stock ownership as of January 15, 2020, by (i) each of our director nominees, (ii) Bruce D. Broussard, our President and Chief Executive Officer, (iii) Brian A. Kane, our Chief Financial Officer, (iv) each of our three other highest compensated executive officers serving at December 31, 2019, (we collectively refer to these officers in this proxy statement as our Named Executive Officers, or NEOs), and (v) by all our director nominees and executive officers as a group, including those named above.

	Company Common Stock Beneficially Owned as of January 15, 2020 (1)(2)	Percent of Class as of December 31, 2019(3)
Frank J. Bisignano	1,871
Frank A. D’Amelio	20,634
W. Roy Dunbar	2,427
Wayne A.I. Frederick, M.D.	0
John W. Garratt	0
Kurt J. Hilzinger	19,448
David A. Jones, Jr.	88,872
Karen W. Katz	0
William J. McDonald	2,276
James J. O’Brien	146
Marissa T. Peterson	2,022
Bruce D. Broussard	168,836
Brian A. Kane	108,297
T. Alan Wheatley	26,641
Timothy S. Huval	26,933
William K. Fleming	28,490
All directors and executive officers as a group (24 in number, including those named above)	560,536	0.42%
(1)

Beneficial ownership of Shares, for purposes of this proxy statement, includes Shares as to which a person has or Shares voting and/or investment power. Therefore, any restricted stock for which a person has voting power and all share equivalents in the Humana Retirement Savings Plan are included. These footnotes describe whenever an individual Shares voting and/or investment power over the Shares beneficially owned by them.

The number of Shares listed:

(a)

Includes certain Share equivalents held for the benefit of the individuals in the Humana Retirement Savings Plan as of December 31, 2019, over which the employee participant has voting power and investment power. As of December 31, 2019, our Named Executive Officers held 965 of such Share equivalents in the Humana Retirement Savings Plan, while all of our executive officers as a group (13 in number, including our NEOs) held 2,416 of such Share equivalents.

(b)

Includes unvested restricted stock unit awards which are scheduled to vest within 60 days after January 15, 2020, as follows (no performance-based restricted stock units are scheduled to vest during this period):

Bruce D. Broussard	0
Brian A. Kane	2,299
T. Alan Wheatley	1,724
Timothy S. Huval	1,782
William K. Fleming	1,724
All executive officers as a group (13 in number, including our NEOs)	11,976

Stock Ownership Information • 2020 Proxy Statement | Humana	35

(c)

Includes Shares which may be acquired by these individuals through the exercise of options, which are exercisable currently or within 60 days after January 15, 2020. As of January 15, 2020, none of our non-employee directors held exercisable options. Exercisable options held by our NEOs and other executive officers as of January 15, 2020, or exercisable within 60 days thereof, were as follows:

Bruce D. Broussard	78,539
Brian A. Kane	83,731
T. Alan Wheatley	17,138
Timothy S. Huval	17,159
William K. Fleming	20,486
All executive officers as a group (13 in number, including our NEOs)	254,837

(d)

Does not include stock awards to certain of our directors that have been deferred pursuant to our Deferred Compensation Plan for Non-Employee Directors. These deferred stock awards include the initial award of 7,500 restricted stock units to each of Messrs. McDonald and O’Brien and Ms. Peterson when first elected as a director, which by its terms must be held until the recipient is no longer serving on our Board of Directors. As of January 15, 2020, the Shares deferred were as follows (includes accrued dividend equivalent units on deferred Shares and deferred cash that was invested in the Humana Common Stock Fund):

Frank J. Bisignano	0
Frank A. D’Amelio	25,984
W. Roy Dunbar	21,438
Wayne A.I. Frederick, M.D.	0
John W. Garratt	0
Kurt J. Hilzinger	31,983
David A. Jones, Jr.	5,987
Karen W. Katz	0
William J. McDonald	36,514
James J. O’Brien	29,662
Marissa T. Peterson	17,856

(e)

Does not include the January 2, 2020 annual stock retainer of 453 restricted stock units granted to each of our directors (other than Mr. Broussard) pursuant to our director compensation program, which restricted stock units are expected to vest in full on December 31, 2020.

(f)

Does not include the annual stock retainer of 440 restricted stock units granted to Dr. Frederick and Mr. Garratt on February 19, 2020 pursuant to our director compensation program. The restricted stock units represent approximately $165,000 and were determined using the grant date fair market value of our common stock ($375.115). The restricted stock units are expected to vest in full on February 19, 2021, unless service on the Board is less than one year in which case the restricted stock units will be forfeited in their entirety.

(2)	As of March 1, 2020, no Shares are pledged by any of our executive officers or directors in accordance with our policy prohibiting pledging or hedging transactions.

(3)	Based on 132,105,221 Shares outstanding as of December 31, 2019. Unless indicated, ownership is less than 1% of the class.

36	Humana | 2020 Proxy Statement • Stock Ownership Information

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (CD&A) presents in detail our executive compensation policies and practices, describing each element of compensation and the decision-making process by our Organization & Compensation Committee (“Committee”) that supports it. We encourage you to read this CD&A in conjunction with the compensation tables that follow for additional context to the Committee’s decisions with respect to the 2019 compensation of our Named Executive Officers (“NEOs”), as listed below.

2019 Named Executive Officers	Bruce D. Broussard President and Chief Executive Officer
Brian A. Kane Chief Financial Officer
T. Alan Wheatley Segment President, Retail
Timothy S. Huval Chief Administrative Officer
William K. Fleming, PharmD Segment President, Clinical and Pharmacy Solutions

CD&A Table of Contents

Compensation Discussion and Analysis • 2020 Proxy Statement | Humana	37

Executive Summary

We continue to strengthen our consumer-centric strategic approach, moving from an insurance company with elements of health to a health company with elements of insurance. Our solid 2019 can be attributed in part to our balance of short-term results with long-term investments in the sustainability of the Company – as evidenced through our strong financial performance, advancements in providing quality healthcare to our members, the substantial progress made within our Bold Goal communities and the strategic partnerships we forged with like-minded companies, as we together enhance our health and well-being initiatives.

Summary of Performance

Our 2019 results demonstrate the value of our products and services, the strength of our brand with consumers and our progress in simplifying the health care experience for our members, providers, broker partners and associates. The Board and the executive management team are committed to maintaining operational excellence, so that the Company is well positioned to achieve operating results despite potential headwinds. Highlights of our financial performance during 2019 are illustrated below.

Financial Strength
Total Stockholder Return ✓ Delivered significant stock price appreciation over the past 5 years ✓ Outperformed S&P 500 and DJ Peer Group during the same period	✓ Returned over $1.3B to stockholders in 2019 through dividends and stock repurchases Adjusted Earnings Per Share ✓ 23% increase over 2018, driven by continued strong Medicare Advantage results.

Additional increase to $0.625 per share in February 2020.

38	Humana | 2020 Proxy Statement • Compensation Discussion and Analysis

Key Strategic Accomplishments

The continued evolution of healthcare and technology will require an ongoing balance between improving productivity while innovating for long-term sustainability. We are making concerted efforts as an industry leader in this evolution by heavily investing in technology to modernize our infrastructure and improve interoperability, deployment of innovative digital platforms, integrated clinical operations, and a sharp focus on health outcomes of our members. Featured below are some of the strategic advancements we made during 2019.

Member Experience

Member satisfaction is an integral component of our business strategy and overall sustainability, as such, we have processes in place to monitor and review member satisfaction, keeping a concentrated effort on delivering perfect service. Through the execution of certain quality improvement strategies, during 2019 we exceeded our Net Promoter Score (NPSt) goal and achieved a performance increase of 9.4% over 2018.

We are improving the experience for our members, providers and other partners through targeted investments and initiatives that bring quality to the forefront of our daily routines and these efforts are helping to advance our NPSt. The decrease in call transfers, increase in digital self-service and the consistency and stability of our IT infrastructure give light to our efforts.

9.4% year-over-year increase in NPSt	Individual MA membership growth of 17% (523,200 new members); Group MA membership growth of 6% (27,500 new members)	6.0 million active service members, retirees and their families, representing an increase of 1% over 2018

Commitment to Quality

Our Medicare Advantage (MA) health plans surpassed our Star-rating goals. Ratings achieved represent a victory for our members in that higher ratings enable us to improve their benefits, such as enhancing clinical programs that encourage positive lifestyle changes.

We made progress in our journey of building an omni-channel senior-focused consumer platform with value-based care through a joint venture with Welsh, Carson, Anderson and Stowe (WCAS), which allows us to accelerate our payor-agnostic primary care center expansion - in a capital efficient approach - giving more seniors access to quality primary care built around their unique health needs, especially in geographies that lack access. Together, we expect to open a minimum of 50 payor-agnostic, senior-focused primary care centers over the next three years, beginning in 2020, which will be managed by Partners in Primary Care under its brand.

67% Individual MA members in value-based care relationships	5 out of 5 Star rating for one of our Florida contracts	92% Industry top-tier MA membership in 4-Star or higher plans.	262 Total primary care centers; 29 new senior- focused primary care centers opened during 2019.

Compensation Discussion and Analysis • 2020 Proxy Statement | Humana	39

Pharmacy Services

Our clinical programs have advanced medication adherence and medication reviews for our Medicare Advantage Part D (MAPD) members. By tracking the proportion of days covered, we know when a member needs a reminder to refill a prescription – and we send them an alert.

We acquired Enclara Healthcare, one of the nation’s largest hospice pharmacy benefit management organizations, allows us to extend our comprehensive care continuum strategy to cover the pharmacy-related needs associated with hospice care, simplify the mail order pharmacy experience, and advance the technology stack for in-home pharmacy through such areas as enhanced mobile medication management and improved electronic medical record (EMR) connectivity.

MA members with chronic conditions show higher medication adherence rates with value-based care compared to MA fee-for-service members.

Home Health Capabilities 1M In-home assessments completed

We advanced our transformational home health initiative with Kindred at Home (KAH) and Curo through the implementation of a company-wide EMR and the extrapolation of best practices from our value-based care pilots to over 20,000 home health episodes. In 2020, we aim to provide more care services in the home, including acute care and primary care, so that we may generate meaningful trend benders for use by our health plans in the future, while improving clinical outcomes for our members.

20,000+ Home health episodes	Phase II Expanding in-home care services to include acute care and primary care

Reimagining Care

We are making it easier for our members to interact with us and others in the health care system through leveraging technology to develop a healthcare ecosystem. An important element of our strategy includes establishing partnerships with key organizations. Our multi-partnership approach allows us to minimize risk, move faster and use our capital efficiently.

IBM Watson virtual agent pilot utilizing voice recognition and artificial intelligence (AI) capabilities to perform eligibility and benefits verification and claims status inquiries.	Strategic partnership with Microsoft Corp. focused on building modern health care solutions for Humana members aimed at improving their health outcomes and making their health care experiences simpler to navigate.	Partnered with Accolade, Inc. to integrate our capabilities to create a differentiated healthcare and benefits experience for individuals and their employers. Together, we will continue to create personalized and simplified member experiences and leverage new opportunities around solution flexibility, service delivery, partner integration and economic value in healthcare.

Joint partnership with EPIC to integrate patient information into provider’s EMR at point of care to improve clinical accuracy and reduce administrative burden.

40	Humana | 2020 Proxy Statement • Compensation Discussion and Analysis

Corporate Responsibility Awards and Recognition

We are pleased to have received recognition for our 2019 corporate responsibility efforts and we appreciate the acknowledgement of our commitment to inspiring health and well-being. Highlighted below are just a few of our valued achievements, however a complete list of awards and recognition is available on our website at www.humana.com – from there click “Corporate Responsibility” and then click “See Our Awards.”

JUST Capital and Forbes Just 100:

“America’s Best Corporate Citizens”

Humana ranked No. 1 out of health care providers on the JUST Capital list for its treatment of customers.

Humana ranked No. 4 among JUST Capital Companies Supporting

Healthy Communities and Families

Humana ranked No. 1 as JUST Capital Top Company for Workers by Industry

	Humana received an A- from CDP – improving from a B grade in 2018 – for the depth and comprehensiveness of our disclosure.	Humana received 2019 “Trendsetter” designation from CPA-Zicklin for Corporate Political Disclosure and Accountability.
	Humana Pharmacy won the 2019 Surescripts White Coat Award.	No. 1 in customer service among health insurance companies

Perfect score in Human Rights Campaign Foundation’s “Best Places to Work for LGBTQ Equality”

Humana qualified for inclusion in the FTSE4Good Index. The FTSE4Good Index Series is designed to measure the performance of companies demonstrating strong Environmental, Social and Governance (ESG) practices.

For more information, please visit:

https://www.ftserussell.com/products/indices/ftse4good

Compensation Discussion and Analysis • 2020 Proxy Statement | Humana	41

Compensation Program Highlights

The Committee is dedicated to maintaining a robust, structured and balanced compensation program that is designed to motivate and reward the Company’s executives to drive the Company’s performance. Our maturing compensation program is a testament to the Committee’s thoughtful consideration and progressive approach to evolve and align with market best practices and stockholders’ interests. The chart below identifies certain elements of our compensation program.

PROGRAM HIGHLIGHTS

✓

Incentive Plans. Our incentive plans are appropriately split between short-term incentive (STI) measures and long-term incentive (LTI) measures to balance short-term decisions with long-term stockholder value creation.

✓

Equity Awards. We offer our Executive Officers a combination of incentive stock options (ISO), non-qualified stock options (NQ) and both time-based and performance-based restricted stock units (RSU) to align their interests with the creation of long-term stockholder value.

✓

Vesting Periods. We offer time-based equity awards under which vesting occurs annually in one-third increments over a period of three years, and performance-based equity awards which vest in full on the third anniversary of the grant date – based on achievement of performance measures.

✓

Performance Measures. For our executive officers, at least 50% of their LTI awards are performance-based. Performance is measured against the Company’s three-year aggregated return on invested capital (ROIC) with a total stockholder return modifier (rTSR) relative to the Company’s peer group over the same period.

✓

Stock Ownership Guidelines. We require our CEO, Executive Officers and Senior Vice Presidents to maintain minimum stock ownership levels (6x, 3x and 1x of base salary, respectively). These requirements illustrate our belief in aligning the interests of our executives with the interests of our stockholders.

✓	Market-based Compensation. We perform on-going market compensation analysis to ensure that the total compensation packages offered to our executives are in a competitive range.

✓

Peer Group. We leverage a robust peer group comprised of companies within the managed care industry, health care services and facilities industry, and financial and other insurance related industries to benchmark and assess our compensation programs and practices.

✓

Change in Control and Executive Severance Policies. We have a company-wide Severance Policy and Change in Control Policy, applicable to the CEO and other Executive Officers with restrictive covenants that align with the applicable severance period for any benefits.

✓	Clawback Policy. We administer a clawback policy that includes all incentive-based compensation.

42	Humana | 2020 Proxy Statement • Compensation Discussion and Analysis

Compensation Framework

Compensation Program Design Principles

Our executive compensation programs support our philosophy of attracting, retaining and motivating leaders that align with and will help us deliver on our strategy of creating an integrated care-delivery model that will generate strong operating results and long-term stockholder value. We design our executive compensation programs to challenge participants as well as reward them for superior performance for our Company and our stockholders. We believe that our compensation program must include three design principles:

Key Program Design Components

Our robust and structured compensation program reflects the Committee’s belief that strong corporate governance is imperative for prudent compensation decision-making. Below are key elements of our compensation programs. We also identify certain pay practices that are not followed because we believe they do not serve the long-term interest of our stockholders.

WHAT WE DO		WHAT WE DON’T DO

✓	Design incentive plans with the majority of NEO pay at risk	×	No stock option repricing without stockholder approval

✓	Maintain a Clawback Policy that includes all incentive-based compensation	×	No single trigger vesting of equity or cash severance payments upon change in control

✓	Include double-trigger provisions under our Change in Control Policy and equity agreements applicable to our NEOs	×	No hedging or pledging of Humana securities by associates (including executive officers and directors)

✓	Require minimum stock ownership levels for senior leadership	×	No tax gross-ups for our NEOs

✓	Ongoing commitment to stockholder engagement	×	No excessive perquisites for senior leaders; all perquisites require specific business rationale

✓	Conduct an annual compensation risk assessment	×	No positive discretion for incentive-based awards

✓	Utilize an independent compensation consultant hired and overseen by the Committee	×	No dividends or dividend equivalents on unearned PSUs or RSUs

		×	No employment contracts with CEO, NEOs or other senior leaders

Compensation Discussion and Analysis • 2020 Proxy Statement | Humana	43

Overview of Compensation Elements

The material components of our executive compensation programs are: (i) base salary; (ii) short-term cash incentives; and (iii) long-term equity incentives. We believe that having a combination of pay elements motivates and challenges our executives to achieve positive results for our Company and our stockholders. Each element of compensation is summarized as follows:

Fixed Compensation	Base Salary	Cash	• Market competitive fixed compensation, reflecting executive’s scope of responsibility • Annually reviewed for market alignment, with adjustments as appropriate
At Risk Compensation	Short-Term Incentives	Cash

•  Cash-based incentive compensation to reward performance for achievement of short-term business objectives

•  Measures aim to optimize the level of year-over-year profitability while balancing the short-term and long-term success of the organization

	Long-Term Incentives	Humana Equity

•  Promotes retention of our executive talent

•  Motivates executives to optimize the long-term success of the organization

•  Mitigates excessive risk taking by encouraging executives to act in the long-term interest of the organization

44	Humana | 2020 Proxy Statement • Compensation Discussion and Analysis

Inputs into Compensation Decisions

For 2019, the Committee received input from a number of sources and reference points to guide its design of the Company’s executive compensation programs and individual pay decisions. These various perspectives allow the Committee to have visibility into our peer companies’ practices, investor viewpoints, changes in external market practices and each executive’s individual performance, as part of its review of compensation. The Committee regularly reviews input and data received from its independent compensation consultant, our stockholders, external market practice surveys and individual performance assessments to make informed compensation decisions for our NEOs. In addition, the Committee reviews tally sheet information that provides a comprehensive look at total compensation for each of our NEO’s. The chart below further describes the primary sources contributing to the Committee’s decision-making process.

Independent Compensation Consultant

For 2019, the independent compensation consultant for the Committee was Willis Towers Watson, or WTW, and a representative of WTW attended all of the regularly scheduled Committee meetings in 2019, including, when invited, executive sessions. In accordance with the Committee’s Charter, the Committee has the sole authority to determine the compensation for, and to terminate the services of, the independent compensation consultant.

The Committee considered certain factors to determine whether WTW’s service as a compensation consultant raised a conflict of interest, including, among other things:

•	Whether the firm provided other services to the Company;

•	The amount of fees received by the firm from the Company, as a percentage of such firm’s total revenue;

•	The firm’s policies and procedures that are designed to prevent conflicts of interest;

•	Whether the firm’s representatives providing services to the Committee have any business or personal relationship with a member of the Committee;

•	Whether the firm’s representatives providing services to the Committee own Company stock; and

•	Whether the firm’s representatives providing services to the Committee, or the firm itself, have any business or personal relationship with any of our executive officers.

In 2019, we paid WTW approximately $283,900 for executive compensation advisory support services provided to the Committee. In addition, the Committee considered certain advisory services provided by WTW, including corporate risk and broking, and investment risk and reinsurance, for which services we paid approximately $1,662,500. The Committee also considered benefits delivery and administration services, relating to certain fees and commissions, for which we paid approximately $112.6 million, collectively, through the WTW individual marketplace Extend Health and TRANZACT, subsequent to WTW’s acquisition of TRANZACT on August 1, 2019.

Compensation Discussion and Analysis • 2020 Proxy Statement | Humana	45

After considering all of the above factors, the Committee determined that the service provided to the Committee as an independent compensation consultant of WTW in 2019 did not raise any conflict of interest. However, the Committee determined that the acquisition of TRANZACT by WTW creates an appearance of a conflict of interest, and therefore the Committee determined to terminate its relationship with WTW and subsequently conduct a “request for proposal” process to hire a new independent compensation consultant firm beginning in February 2020.

Stockholder Engagement and Say-on-Pay

The Board, together with its committees and management team, routinely review the feedback received from our stockholders – through formal stockholder engagements, stockholder voting results and routine communication during the year – creating a feedback loop of transparency into our compensation and governance practices. The continuous dialog supplements the Board’s customary review of our governance and compensation programs, policies and/or practices as it considers areas for enhancement or improvement. The illustration below further details our stockholder engagement and feedback consideration methods:

Fall 2019 Outreach

In the fall of 2019 we solicited engagements with our stockholders, representing approximately 67% of our outstanding Shares as of July 31, 2019, to discuss areas of interest in various topics of governance and oversight.

20 Invited Stockholders

Members of the Board and the executive management team made themselves available to attend all meetings upon request. In response, the Chairman of the Board, the Chair of the Organization & Compensation Committee and/or the Chair of the Nominating & Corporate Governance Committee, each participated in one or more meetings as requested by certain of our stockholders.	67% Outstanding Stock

Eleven engagements were held in response to our outreach, representing approximately 31% of our outstanding Shares as of July 31, 2019, through which we received valuable feedback regarding the Company’s current practices. The feedback, as described in greater detail below, was overwhelmingly positive regarding our programs and governance. We believe the lower level of engagement interest from our stockholders represents our successful effort into on-going communications with stockholders throughout the year on matters concerning the Company generally or the Board’s oversight.	11 Engagements Held

The Board believes that having on-going communication with the Company’s stockholders provides valuable insight to ensure the Board is acting in the best interests of Humana and its stockholders.	31% Outstanding Stock

46	Humana | 2020 Proxy Statement • Compensation Discussion and Analysis

What We Heard During Our 2019 Stockholder Outreach

•  Stockholders commended our skills-based approach to Board composition and refreshment and our deliberate process for director succession planning.

•  Stockholders appreciated the Committee’s return to granting performance-based long-term incentive awards, including ROIC as the primary measure with a rTSR modifier, and were generally supportive of our compensation programs and overall design.

•  Stockholders appreciated the opportunity to engage with members of our Board, and hearing directly from them regarding our Board’s oversight of the Company’s strategy, compensation practices, director search practices, and corporate governance matters.

•  Stockholders were interested in the culture of our Board and how directors influence management’s execution of our Company’s values and risk management practices.

•  Stockholders were generally pleased with our approach of aligning environmental and social initiatives – Bold Goal and Corporate Social Responsibility (CSR) – to the Company’s strategy rather than engaging in independent “check the box” exercises. Refer to the section entitled, “Corporate Governance - Board Commitment to Corporate Social Responsibility” in this proxy statement for additional information regarding CSR.

•  Stockholders offered additional factors for Committee consideration when evaluating the Company’s peer group.

What We Did In Response to What We Heard

As part of our Board’s commitment to engagement with our stockholders, we evaluate and respond to the views voiced by our stockholders on a regular basis. This dialogue with our stockholders has led to the reaffirmation of, or enhancements to, certain of our corporate governance, ESG, and executive compensation practices, which our Board believes are in the best interest of our Company and our stockholders, including:

•  Ongoing reviews are performed by the Board in assessment of composition and refreshment.

•  Reaffirming our commitment to pay-for-performance by granting performance-based long-term incentive awards and avoiding exceptions to performance-based compensation elements.

•  Offering attendance by Board and management team members during the engagement process to connect directly with our stockholders.

•  Acting in accordance with its adoption of the “Rooney Rule,” during 2019 our Nominating & Corporate Governance Committee included, and required third-party search firms that it engaged to include, candidates with diversity of race, ethnicity and gender in the pool considered by the Nominating & Corporate Governance Committee and/or the Board for nomination to the Board.

•  Providing additional disclosure in our proxy statement regarding our ESG practices.

•  Committing to a continued multi-factor peer group review and analysis process performed by the Committee.

Additionally, our 2019 say-on-pay proposal returned to a normalized high level of approval with 94% of our stockholders voting in favor of the Company’s compensation strategy. We are pleased with the turnaround in say-on-pay support since the uncharacteristically low approval we received in 2018, and largely credit the positive return to having listened and responded to the concerns of our stockholders. We believe that the result of our 2019 say-on-pay proposal indicates that stockholders are generally supportive of our executive compensation program, and therefore the Committee made no material changes to the executive compensation program as a result of this vote.

Compensation Discussion and Analysis • 2020 Proxy Statement | Humana	47

Peer Group

Our peer group is used as a reference point in making compensation decisions, such as developing base salary ranges, developing short-term and long-term incentive award ranges, determining competitiveness of the total compensation package for our NEO’s and comparing our performance in order to validate if our compensation programs are informed by market practices.

The Committee uses the framework below, in consultation with its independent compensation consultant, to filter and select a broad group of potential peers. This framework yields multiple perspectives that enrich our understanding of competitive executive pay practices while also ensuring that our peer group is comprised of companies with whom we may compete for talent and whose revenues, market capitalization, and business focus are similar to our own.

For 2019 compensation decisions, based on its review along with advice from its independent compensation consultant, the Committee reapproved the following peer group:

Managed Care Peers	Healthcare Services & Facilities	Financial & Insurance

☐ Aetna[1]	☐ AmerisourceBergen Corporation	☐ Aflac, Inc.

☐ Anthem	☐ CVS Health Corporation	☐ The Allstate Corporation

☐ Centene Corporation	☐ Cardinal Health, Inc.	☐ MetLife, Inc.

☐ Cigna Corporation	☐ DaVita Healthcare Partners	☐ The Progressive Corporation

☐ UnitedHealth Group Inc.	☐ Express Scripts Holding Company[2]	☐ Prudential Financial, Inc.

	☐ HCA Healthcare, Inc.	☐ The Travelers Companies, Inc.

☐ Laboratory Corporation of America Holdings, Inc.

1 On November 28, 2018 CVS Health, Inc. completed its acquisition of Aetna Inc.

2 On December 20, 2018 Cigna Corporation completed its acquisition of Express Scripts Holding Company.

Prior to the above acquisitions, Aetna and Express Scripts were included in the peer group approved by the Committee for the 2019 analysis period.

48	Humana | 2020 Proxy Statement • Compensation Discussion and Analysis

Humana’s 2019 Peer Group Financial Comparison

The above illustration represents Humana’s position relative to the Revenue, Market Cap and Net Income position of our peer group.

Plan Design and Award Decisions

Base Salary

On an annual basis the Committee, in consultation with its independent compensation consultant, reviews the market data and current base salaries for our executives, considering adjustments as deemed appropriate. Salary increases, if any, must receive advance approval from the Committee. While the Committee approved no increases in 2018, the 2019 evaluation revealed that base salary increases were necessary for our NEOs in order to maintain competitive market pay levels. In addition to market data, 2019 determinations took into account demonstration of enterprise value along with certain expansions of responsibilities. The table below represents base salaries for our CEO and other NEOs as of March 1, 2019, when base salary increases went into effect, compared to 2018.

Named Executive Officer	2019 Base Salary	2018 Base Salary
Bruce D. Broussard	$1,349,465	$1,273,080
Brian A. Kane	$750,000	$700,000
T. Alan Wheatley	$625,000	$475,000
Timothy S. Huval	$650,000	$590,921
William K. Fleming	$550,000	$475,000

Short-Term and Long-Term Incentive Plan Design

For 2019 compensation decisions, the Committee, in consultation with its independent compensation consultant, evaluated our short-term incentive (STI) and long-term incentive (LTI) plan design to ensure alignment with our strategy, sustainability, external market practices and an appropriate balance of risk and reward to retain, motivate and engage our executives. The evaluation included consideration of the following elements:

•	Alignment to our long-term strategic plan and correlation to stockholder value creation;

•	Measures to include the holistic performance of the organization;

•	Measures in our STI and LTI plans that provide a balance between short-term results and long-term stockholder value creation;

•	Practices used by top performing companies in our peer group;

•	Feedback from our stockholders; and

•	Establishing targets that demonstrate year-over-year improvement, with over performance resulting in additional payout opportunity.

Compensation Discussion and Analysis • 2020 Proxy Statement | Humana	49

Associate Incentive Plan

The Associate Incentive Plan (AIP) is a discretionary, annual cash-based incentive plan that recognizes and rewards all of our full-time and part-time associates, including our executives, who contribute to our Company’s overall performance. Associates who participate in other Company incentive plans, such as Sales Incentive/Commission Plans and Targeted Incentive Plans, are not dually eligible to participate in the AIP – associates may not participate in more than one incentive plan. For our executives, the AIP is administered through the Executive Incentive Compensation Plan, as filed with the SEC on annual and quarterly reports on Form 10-K and Form 10-Q, respectively, and can be accessed on our website. From the www.humana.com website, click on “Investor Relations,” then click on “SEC Filings and Financial Reports,” and then click on “SEC Filings.”

On an annual basis the Committee, in consultation with its independent compensation consultant, reviews and approves the AIP as outlined below:

The Committee selected the following performance measures for the 2019 AIP, aligning our executives to the key financial and operational objectives of our overall strategy:

50	Humana | 2020 Proxy Statement • Compensation Discussion and Analysis

A Closer Look at AIP Strategic Measures

The Company has a set of strategic initiatives that, if achieved, will improve member health, improve relationships with our providers and position us for long-term sustainable growth. The Committee believes that having strategic measures embedded within the AIP targets is critical to help drive organizational focus and prioritization in advancing our long-term strategy. The 2019 strategic measures directly align to our integrated care approach. As discussed within the section entitled “Key Strategic Accomplishments” of this CD&A, we saw encouraging progress in 2019 related to each strategic measure which has a positive, direct impact on our members.

•  Build out applications that leverage platform capability to provide additional analytics and inform Care Delivery Model.

•  Expand use of Population Health platform for additional analytics driven insights.

•  By meeting the goals set for expanding our digital platform, we have increased our ability to provide a holistic view of member data to key stakeholders.

•  Define and develop enterprise-wide care models, integrated across behavioral health, physical health and pharmacy.

•  We have created eight care cohort models that foster an integrated, collaborative environment to care that did not exist previously, and are now able to use advanced analytics to help determine how certain conditions are best cared for.

•  Grow Humana MA membership across business lines and care delivery channels.

•  Increase the number of primary care centers to serve more of our members.

•  Through an expanded clinic footprint we now have more opportunity to market plans and increase strategic partnerships, creating competitive advantages across the footprint.

•  Embed clinical resources in Kindred at Home operations to address social determinants needs.

•  Integrate clinical information systems to improve timeliness of care.

•  Steps taken during 2019 to better integrate care across the Kindred at Home clinician team and Humana is driving improved outcomes for members and cost-saving efficiencies at both organizations.

2019 AIP Performance Results

In consideration of 2019 AIP payout results, the Committee established a funding gate for our executive officers, whereby no AIP would be paid unless the Company achieves threshold Adjusted EPS performance. In addition, the Committee retains the ability to exercise negative (but not positive) judgement with respect to the payout results. For 2019, based on our performance, the Committee approved a funding rate of 154.6% of target for the CEO and other NEOs as follows:

Measure	Weighting	Minimum (50%)	Target (100%)	Maximum (200%)	Results	Funding Rate	Total Payout
Adjusted EPS	50%	$15.96	$17.25	$18.54	$17.87	148.1%	74.0%
Net Promoter Score (NPSt)	20%	50%	100%	200%	140.7%	140.7%	28.1%
Membership Growth	20%	100,000	200,000	300,000	523,200	200.0%	40.0%
Strategic Measures (See “A Closer Look at Strategic Measures”)	10%	0%	10%	20%	125.0%	125.0%	12.5%
						Total Payout	154.6%

Compensation Discussion and Analysis • 2020 Proxy Statement | Humana	51

Named Executive Officer	2019 Earnings	2019 Target Opportunity	Payout Rate	Actual Payout
Bruce D. Broussard	$1,335,069	175%		$3,612,030
Brian A. Kane	$740,577	100%		$1,144,933
T. Alan Wheatley	$596,731	100%	154.6%	$922,546
Timothy S. Huval	$638,866	100%		$987,687
William K. Fleming	$535,866	100%		$828,448

Long-Term Incentives

Long-Term Incentives provide a vital link between the long-term results achieved for our stockholders and the financial rewards provided to our NEOs. In February 2019, our Committee reaffirmed its commitment to performance-based compensation by approving the following mix of long-term incentive awards for our NEOs.

The Committee believes that the combination of award ratio, performance measures and the inclusion of the TSR modifier:

•	Aligns executives with the interests of our stockholders;

•	Allows executives to focus on measures they have the ability to influence while also satisfying stockholder expectations of using a relative measure;

•	Ensures that our long-term incentive compensation program is not overly dependent upon rTSR as an independent measure; and

•	Adjusts to general economic conditions that would impact all companies in our peer group.

The Committee, in consultation with its independent compensation consultant, determined the 2019 aggregate amounts and terms of equity compensation awards for each NEO. The Committee performed a review of stock programs and competitive practices of peer companies, as well as the outstanding equity information for each executive officer using tally sheets to examine the value of prior compensation decisions. The 2019 approved equity awards for the CEO and other NEOs are as follows:

Named Executive Officer	PSUs 50%	RSUs 25%	Options 25%	Total 2019 LTI Award
Bruce D. Broussard	$5,625,000	$2,812,500	$2,812,500	$11,250,000
Brian A. Kane	$1,625,000	$812,500	$812,500	$3,250,000
T. Alan Wheatley	$1,100,000	$550,000	$550,000	$2,200,000
Timothy S. Huval	$850,000	$425,000	$425,000	$1,700,000
William K. Fleming	$1,000,000	$500,000	$500,000	$2,000,000

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Other Benefits and Perquisites

We operate in a highly competitive, complex and consolidating industry and offer certain benefits that we believe are critical to attract and retain talent. In general, our NEO’s are eligible for the same benefits as our associate population. In addition, we offer a limited number of perquisites to attract and retain our executives but we do not provide any tax reimbursements or “gross-ups” for these benefits.

Health and Retirement Benefits

• Our NEO’s participate in the broad-based employee health and retirement programs under the same terms and conditions as other associates.

•  Such benefits include: medical, dental, vision, disability, wellness, life and AD&D insurance, as well as 401(k) retirement plan, supplemental 401(k) plan and the option to participate in our Nonqualified Deferred Compensation Plan.

Perquisites

• We provide limited perquisites to our NEOs, which are aligned with market practices and are reviewed on a regular basis.

•  Perquisites may include limited personal use of the Company aircraft, an annual physical, a matching charitable gift program, a supplemental life insurance benefit, financial planning assistance and, if applicable, relocation assistance.

Executive Severance and Change in Control

•  The Severance Policy provides for benefits in the event employment is terminated without cause, for a defined severance period during which certain restrictive covenants would apply (e.g., non-compete, non-solicit and non-disparagement covenants).

-  CEO: 24 months base salary and target bonus, with two year restrictive covenants;

-  Other NEOs: 18 months base salary only, with 18 month restrictive covenants.

•  The Change in Control Policy (CIC Policy) provides for benefits in the event that employment is terminated under certain circumstances in connection with a Change in Control transaction, with restrictive covenants binding the executive during the applicable severance period.

-  CEO: lump sum payment of 30 months base salary and target bonus, with 30 month restrictive covenants;

-  Other NEOs: lump sum payment of 24 months base salary and target bonus, with 24 month restrictive covenants.

Compensation Discussion and Analysis • 2020 Proxy Statement | Humana	53

Compensation Risk Management, Policies and Practices

We review our compensation programs to ensure appropriate governance and risk management practices. We believe that our policies and practices align with evolving best practices, while ensuring appropriate balance of risk and reward. Certain key risk management policies that pertain to executive compensation are as follows:

Clawback Policy

•  Our Board has adopted a Compensation Recoupment Policy that covers each of our Executive Officers (including our Named Executive Officers) and applies to incentive compensation, including any cash incentive or equity award paid or awarded during the period in which he or she is designated as an Executive Officer. For all Executive Officers, the Company may recoup such incentive compensation in the event of: (a) a material restatement of the Company’s financial statements; or (b) certain specified conduct that in the discretion of the Committee, is likely to cause or has caused material financial, operational or reputational harm to the Company.

Hedging and Pledging Policy

•  Our Board has adopted a policy prohibiting all employees, including NEOs and Directors, from engaging in short-term, speculative transactions in Company securities and therefore prohibits any hedging or pledging of Company securities, including puts, calls or other derivative securities.

Stock Ownership Guidelines

• Our stock ownership guidelines link a significant amount of our executives’ current and potential net worth to the Company’s success in alignment with the interests of our stockholders.

•  Ownership guidelines are expressed as a multiple of base salary and must be held until the relevant multiple is reached and maintained thereafter, as follows:

-  Chief Executive Officer: 6x base salary

-  CEO Direct Reports (including all NEOs): 3x base salary

-  Senior Vice Presidents: 1x base salary

Insider Trading Policy

• Our Board has adopted a policy prohibiting all employees, including NEOs and Directors, from “tipping” or trading on inside information.

•  The policy expressly prohibits purchasing or selling any securities of the Company (including, without limitation, a stock plan transaction such as an option exercise, transfer in the Company’s Retirement and Savings Plan, gift, loan, pledge or hedge, contribution to a trust, or any other sale or transfer, regardless of how the securities are held), while aware of material, non-public information concerning the Company.

54	Humana | 2020 Proxy Statement • Compensation Discussion and Analysis

Organization & Compensation Committee Report

The Organization & Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2019 with management. In reliance on these reviews and discussions, the Organization & Compensation Committee recommended to the Company’s Board of Directors, and the Board of Directors has approved, the inclusion of this Compensation Discussion and Analysis in this proxy statement.

All members of the Organization & Compensation Committee of the Company whose names follow submit the foregoing report:

ORGANIZATION & COMPENSATION COMMITTEE

W. Roy Dunbar, Chairman

Frank J. Bisignano

David A. Jones, Jr.

*

We have included an Adjusted EPS financial measure (not in accordance with Generally Accepted Accounting Principles (GAAP)) in our proxy statement as we believe that this measure, when presented in conjunction with the comparable GAAP measure, is useful to both management and our investors in analyzing our ongoing business and operating performance. The following excluded items are not recurring parts of our operating plan: (i) put/call valuation adjustments of approximately $506 million associated with the Company’s 40% minority interest in Kindred at Home (Kindred), with GAAP measures affected including consolidated pretax and EPS; (ii) amortization expense for identifiable intangibles of approximately $70 million pretax, with GAAP measures affected including consolidated pretax income, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments); and (iii) expense associated with involuntary workforce reduction of approximately $47 million pretax, with GAAP measures affected, including consolidated pretax income, EPS and consolidated operating cost ratio. Consequently, we use this non-GAAP financial measure as an indicator of business performance, as well as for operational planning and decision making purposes. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. To reconcile the non-GAAP to the GAAP amount each of the following should each be considered, to arrive at GAAP EPS of $17.87:(i) put/call valuation adjustments associated with the 40% minority interest in Kindred of $2.89; (ii) amortization associated with identifiable intangibles of $0.40; and (iii) expense associated with involuntary workforce reduction of approximately $47 million pretax, with GAAP measures affected, including consolidated pretax income, EPS and consolidated operating cost ratio $0.26. We encourage each stockholder to read the full financial analysis for year ended December 31, 2019 contained in our Annual Report on Form 10-K, filed with the SEC on February 20, 2020.

Organization & Compensation Committee Report • 2020 Proxy Statement | Humana	55

Executive Compensation

Summary Compensation Table

The following Summary Compensation Table shows the compensation earned for the time period served as an executive officer during the last three fiscal years by (i) Bruce D. Broussard, our President and Chief Executive Officer, (ii) Brian A. Kane, our Chief Financial Officer, and (iii) each of our three other highest compensated executive officers serving at December 31, 2019 (we collectively refer to these officers in this proxy statement as our “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(3)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Bruce D. Broussard, President and Chief Executive Officer	2019	1,335,069	—	8,479,360	2,814,192	3,612,030	—	485,804	16,726,455
	2018	1,273,080	—	8,610,778	2,740,664	3,232,669	—	455,326	16,312,517
	2017	1,272,367	—	10,196,821	5,279,241	2,671,970	—	348,124	19,768,525
Brian A. Kane, Chief Financial Officer	2019	740,577	—	2,449,601	813,009	1,144,933	—	233,004	5,381,124
	2018	700,000	—	2,348,490	747,426	1,015,700	—	193,409	5,005,025
	2017	698,779	—	2,367,097	1,494,046	978,291	—	120,261	5,658,476
T. Alan Wheatley, Segment President, Retail	2019	596,731	—	1,658,238	542,620	922,546	—	121,454	3,841,589
Timothy S. Huval, Chief Administrative Officer	2019	638,866	—	1,281,282	425,238	987,687	—	177,052	3,510,125
	2018	590,921	—	1,291,525	411,112	857,427	—	162,451	3,313,436
	2017	590,590	—	2,029,669	1,157,928	826,826	—	134,783	4,739,797
William K. Fleming, PharmD Segment President, Clinical and Pharmacy Solutions	2019	535,866	—	1,507,517	493,316	828,448	—	130,851	3,495,998
	2018	475,000	—	1,548,730	495,114	516,919	—	120,915	3,156,678

(1)

The amounts listed under the column “Stock Awards” in the Summary Compensation Table above disclose the aggregate grant date fair value of equity awards granted in fiscal years 2017, 2018 and 2019, calculated in accordance with FASB ASC Topic 718, “Compensation — Stock Compensation.” Note 14 to the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2019, describes the assumptions used to determine the grant date fair value for overall Company equity awards. Performance-based units are disclosed at target value — for a presentation of the ranges of potential values of these performance-based awards at vesting dependent upon the achievement of performance measures, please refer to the table entitled, “Grants of Plan-Based Awards” in this proxy statement.

The aggregate grant date fair value of each performance-based restricted stock unit award assuming that the highest level of performance conditions will be achieved is as follows:

Named Executive Officer	Grant Date Fair Value

Bruce D. Broussard	$11,249,961

Brian A. Kane	$3,250,263

T. Alan Wheatley	$2,200,102

Timothy S. Huval	$1,699,967

William K. Fleming	$1,999,925

(2)

The amounts listed under the “Option Awards” column in the Summary Compensation Table above disclose the aggregate grant date fair value of stock option awards granted in fiscal years 2017, 2018 and 2019, calculated in accordance with FASB ASC Topic 718, “Compensation — Stock Compensation.” Note 13 to the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2019, describes the assumptions used to determine the grant date fair value for overall Company stock options.

The assumptions used for valuing the Named Executive Officers’ stock options as a group, applying the Black-Scholes methodology, were as follows:

	2019	2018	2017

Weighted Average Fair Value at Grant Date	$68.53	$63.67	$49.85

Expected Option Life (Years)	4.1	4.1	4.1

Expected Volatility	25.5%	26.1%	27.1%

Risk Free Interest Rate	2.4%	2.5%	2.0%

Dividend Yield	0.7%	0.7%	0.7%

56	Humana | 2020 Proxy Statement • Executive Compensation

(3)

For a discussion of the potential ranges that could have been earned in 2019 under our short-term incentive compensation plan, see the Grants of Plan-Based Awards table, and for a discussion of the actual amounts awarded to our Named Executive Officers in light of the Company’s performance, see the section entitled, “Compensation, Discussion and Analysis — Plan Design and Award Decisions — 2019 AIP Performance Results” in this proxy statement.

(4)

The amounts listed under the column entitled “All Other Compensation” in the Summary Compensation Table above include: Company contributions to the Humana Retirement Equalization Plan and the Humana Retirement Savings Plan; personal use of Company aircraft; a matching charitable gift program; financial planning assistance; basic life insurance premiums; wellness incentives; and physicals, as further described in the table below. This table does not include earnings on the Company’s deferred compensation plans - see the section entitled “Nonqualified Deferred Compensation” below for a discussion of earnings under such plans.

	Company Contributions to Humana Retirement Equalization Plan ($)(a)	Company Contributions to Humana Retirement Savings Plan ($)	Personal Use of Company Aircraft ($)(b)	Matching Charitable Contributions ($)	Financial Planning ($)	Other ($)(c)
Bruce D. Broussard	321,580	21,000	78,818	40,000	18,970	5,436
Brian A. Kane	110,721	21,000	48,281	30,000	18,970	4,032
T. Alan Wheatley	62,524	21,000	0	15,698	18,970	3,262
Timothy S. Huval	91,222	21,000	12,380	30,000	18,970	3,480
William K. Fleming	57,959	21,000	0	30,000	18,970	2,922
(a)	This amount is also listed in the Nonqualified Deferred Compensation table.
(b)	The costs of personal use of Company aircraft was based on the aggregate incremental costs to the Company, including the lost tax deduction to the Company and personal deadhead hours.
(c)	Includes basic life insurance premiums, wellness incentives and physicals.

CEO Pay Ratio

2019 CEO Pay Ratio 227:1

We believe all of our associates have the right to receive a fair living wage and we are committed to maintaining a pay philosophy that is market-based, reflects the skills needed for a job, and recognizes an associate’s contributions. Our Company’s pay structure is designed to motivate and reward our associates - at all levels of the organization - for their skill development, demonstration of our values and performance. Our associates’ total compensation may include base pay, incentive pay, overtime and other supplemental pay. We regularly review associate compensation and conduct benchmarking of our pay to the external market where we compete for talent, as well as, internal reviews of associate pay compared to those doing similar work in similar capacities across the Company – all to ensure we are competitive and aligned with industry standards. With respect to our CEO and other Named Executive Officers, as discussed further within the “Compensation Discussion & Analysis” section of this proxy statement, the Organization & Compensation Committee believes that current levels of compensation are appropriate based on the Committee’s multifaceted review.

Our 2019 CEO pay ratio was calculated in compliance with the requirements set forth in Item 402(u) of Regulation S-K. Outlined below is the process that was applied for identifying our median associate for our comparative compensation analysis of the median associate to our CEO.

•	We identified the median associate using our associate population as of December 31, 2019, which included 43,800 global full-time, part-time, temporary and seasonal associates employed on that date;

•	We consistently applied 2019 W-2 earnings as compensation measure for the median associate;

•

During 2019, our median associate participated in the AIP, as discussed further in this proxy statement under the section titled “Compensation Discussion & Analysis – Plan Design and Award Decisions - Associate Incentive Plan.” The 2019 AIP compensation was not included within the 2019 W-2 earnings, as this cash compensation, although earned for 2019, is payable during 2020. Therefore, to determine the median associate compensation, we applied the final AIP payout of 154.6% of the target opportunity (based on overall Company performance, as discussed in the above referenced section) to the median associate’s total W-2 compensation. This payout as a percentage of target was consistent across our population of eligible associates, before any adjustments for individual contributions, including the final payout for our CEO and other NEOs;

•	We then calculated the median associate’s compensation in the same manner as the Named Executive Officers in the Summary Compensation Table;

•	Applying this methodology, our median associate’s total compensation was $73,669, which includes a base salary of $65,560 and 2019 AIP achievement payment of $8,109; and

•	Our Chief Executive Officer’s total compensation was $16,726,455.

Executive Compensation • 2020 Proxy Statement | Humana	57

Grants of Plan-Based Awards

The following table provides information about equity awards granted in 2019 under our 2011 Stock Incentive Plan, which we refer to as the Stock Plan, and the range of potential payments earned in 2019 under our short-term incentive compensation plan. A discussion of the features of each type of award is included in the footnotes that follow the table.

Name (a)	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number Of Shares Of Stock or Units (#)(3) (i)	All Other Option Awards: Number of Securities Underlying Options (#)(4) (j)	Exercise or Base Price of Option Awards ($/Sh)(5) (k-1)	Closing Market Price on Grant Date ($/Sh) (k-2)	Grant Date Fair Value of Stock and Option Awards ($)(6) (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Bruce D. Broussard	03/01/2019	1,180,782	2,361,564	4,723,128
	02/25/2019				7,306	18,265	36,530				304.87	5,666,716
	02/25/2019							9,133			304.87	2,812,644
	02/25/2019								324	307.965	304.87	22,564
	02/25/2019								40,085	307.965	304.87	2,791,628
Brian A. Kane	03/01/2019	375,000	750,000	1,500,000
	02/25/2019				2,110	5,277	10,554				304.87	1,637,189
	02/25/2019							2,638			304.87	812,412
	02/25/2019								324	307.965	304.87	22,564
	02/25/2019								11,350	307.965	304.87	790,445
T. Alan Wheatley	03/01/2019	312,500	625,000	1,250,000
	02/25/2019				1,428	3,572	7,144				304.87	1,108,213
	02/25/2019							1,786			304.87	550,025
	02/25/2019								324	307.965	304.87	22,249
	02/25/2019								7,578	307.965	304.87	520,371
Timothy S. Huval	03/01/2019	325,000	650,000	1,300,000
	02/25/2019				1,104	2,760	5,520				304.87	856,290
	02/25/2019							1,380			304.87	424,992
	02/25/2019								324	307.965	304.87	22,564
	02/25/2019								5,782	307.965	304.87	402,674
William K. Fleming	03/01/2019	275,000	550,000	1,100,000
	02/25/2019				1,298	3,247	6,494				304.87	1,007,382
	02/25/2019							1,624			304.87	500,135
	02/25/2019								324	307.965	304.87	22,249
	02/25/2019								6,860	307.965	304.87	471,067
(1)

Amounts calculated based upon annualized base salary, rather than actual amounts paid, for 2019. The actual payment of incentive compensation is shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table under “Executive Compensation” in this proxy statement. In 2019, for our CEO, the threshold, target and maximum opportunity, as a percentage of base salary, were 88%, 175% and 350%, respectively, and for our other Named Executive Officers, were 50%, 100% and 200%.

(2)

In 2019, our Named Executive Officers were awarded 50% of their equity awards in the form of performance-based restricted stock units, with performance criteria based upon three-year cumulative goals for (a) relative total stockholder return (rTSR) and (b) adjusted return on invested capital (ROIC) with a rTSR modifer. The performance-based units generally vest three years from the date of grant to the extent that the underlying performance targets have been met and the Named Executive Officer continues to be employed through the applicable vesting date.

(3)

In 2019, our Named Executive Officers were awarded 25% of their equity grants in the form of time-based restricted stock units. The restricted stock units generally vest in equal annual one-third installments beginning in the year of grant, to the extent the Named Executive Officer continues to be employed through the applicable vesting date.

(4)

In 2019, our Named Executive Officers were awarded 25% of their equity grants in the form of stock options. Stock options awarded to our Named Executive Officers are incentive stock options to the extent allowed by regulation and the balance are treated as nonqualified stock options. Stock options granted to our Named Executive Officers vest and become exercisable in equal annual one-third installments from the date of grant. The above options expire seven years from the date of grant. The exercise price may be paid in cash or, at the discretion of the Committee, in Shares of our common stock valued at the fair market value on the date of exercise or any combination thereof. Under our Stock Plan, the Board may not reduce the exercise price for options or stock appreciation rights by re-pricing or replacing any option award.

(5)

Options under our Stock Plan cannot be granted at less than the Fair Market Value, defined in our Stock Plan as the average of the highest and lowest reported sales prices of our common stock in transactions reported on the composite tape by the NYSE on the grant date. Our Stock Plan was approved by our Board of Directors and by our stockholders.

(6)

Discloses the aggregate grant date fair value of restricted stock unit awards and stock option awards granted in the fiscal year, calculated in accordance with FASB ASC Topic 718, “Compensation — Stock Compensation.” Performance-based restricted stock unit awards are disclosed at target value, based upon the probable outcome of the performance conditions.

58	Humana | 2020 Proxy Statement • Executive Compensation

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the stock option, restricted stock units and performance-based restricted stock unit holdings of our Named Executive Officers as of December 31, 2019.

		Option Awards					Stock Awards

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($/Sh) (e)	Option Expiration Date (f)		Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)(13)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) N/A (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) N/A (j)

Bruce D. Broussard	0	35,636		217.4150	03/08/2024	(3)

	14,717	29,435		268.4700	02/19/2025	(5)

	0	40,409		307.9650	02/25/2026	(7)

							3,415	(9)	1,251,666

							6,089	(11)	2,231,740

										20,486	(12)	7,508,529

										7,306	(14)	2,677,796

Brian A. Kane	21,014	0		164.6450	02/24/2022	(1)

	20,804	0		167.8050	02/18/2023	(2)

	13,331	7,125		217.4150	03/08/2024	(3)

	0	9,539		217.4150	03/08/2024	(4)

	4,013	8,028		268.4700	02/19/2025	(5)

	0	11,674		307.9650	02/25/2026	(7)

							2,299	(8)	842,629

							932	(9)	341,597

							1,759	(11)	644,709

										5,587	(12)	2,047,748

										2,110	(14)	773,358

T. Alan Wheatley	0	4,333		217.4150	03/08/2024	(3)

	0	7,499		217.4150	03/08/2024	(4)

	0	4,416		268.4700	02/19/2025	(5)

	0	928		271.1400	03/01/2025	(6)

	0	7,902		307.9650	02/25/2026	(7)

							1,724	(8)	631,880

							513	(9)	188,025

							108	(10)	39,584

							1,191	(11)	436,525

										3,073	(12)	1,126,316

										645	(13)	236,406

										1,428	(14)	523,391

Timothy S. Huval	0	5,167		217.4150	03/08/2024	(3)

	0	7,749		217.4150	03/08/2024	(4)

	0	4,416		268.4700	02/19/2025	(5)

	0	6,106		307.9650	02/25/2026	(7)

							1,782	(8)	653,139

							513	(9)	188,025

							920	(11)	337,198

										3,073	(12)	1,126,316

										1,104	(14)	404,639

Executive Compensation • 2020 Proxy Statement | Humana	59

		Option Awards					Stock Awards

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($/Sh) (e)	Option Expiration Date (f)		Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)(13)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) N/A (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) N/A (j)

William K. Fleming	918	4,333		217.4150	03/08/2024	(3)

	0	7,499		217.4150	03/08/2024	(4)

	2,207	4,416		268.4700	02/19/2025	(5)

	463	928		271.1400	03/01/2025	(6)

	0	7,184		307.9650	02/25/2026	(7)

							1,724	(8)	631,880

							513	(9)	188,025

							108	(10)	39,584

							1,083	(11)	396,941

										3,073	(12)	1,126,316

										645	(13)	236,406

										1,298	(14)	475,743
(1)	Options granted on February 24, 2015, that fully vested on February 24, 2018.
(2)	Options granted on February 18, 2016, vesting ratably over three years with full vesting on February 18, 2019.
(3)	Options granted on March 8, 2017, vesting ratably over three years with full vesting on March 8, 2020.
(4)	Options granted on March 8, 2017, vesting fully three years from the date of grant.
(5)	Options granted on February 19, 2018, vesting ratably over three years with full vesting on February 19, 2021.
(6)	Options granted on March 1, 2018, vesting ratably over three years with full vesting on March 1, 2021
(7)	Options granted on February 25, 2019, vesting ratably over three years with full vesting on February 25, 2022.
(8)	Restricted stock units awarded on March 8, 2017, vesting fully three years from the date of grant.
(9)	Restricted stock units awarded on February 19, 2018, vesting ratably over three years with an initial tranche vested on December 15, 2018, and full vesting on December 15, 2020.
(10)	Restricted stock units awarded on March 1, 2018, vesting ratably over three years with an initial tranche vested on December 15, 2018, and full vesting on December 15, 2020.
(11)	Restricted stock units awarded on February 25, 2019, vesting ratably over three years with an initial tranche vested on December 15, 2019, and full vesting on December 15, 2021.
(12)

Performance-based restricted stock units awarded on February 19, 2018, vesting fully three years from the date of grant. The number of Shares reported is based upon achievement of target performance goals.

(13)

Performance-based restricted stock units awarded on March 1, 2018, vesting fully three years from the date of grant. The number of Shares reported is based upon achievement of target performance goals.

(14)

Performance-based restricted stock units awarded on February 25, 2019, vesting fully three years from the date of grant. The number of Shares reported is based upon achievement of threshold performance goals.

(15)	Based on the closing stock price on December 31, 2019 of $366.52.

60	Humana | 2020 Proxy Statement • Executive Compensation

Option Exercises and Stock Vested

The following table provides information on the stock options exercised by, and Shares acquired upon the vesting of restricted stock units held by, our Named Executive Officers in 2019. Options exercised or vested restricted stock units may or may not have been sold by a particular Named Executive Officer, and the inclusion in this table of such information should not be understood to imply the actual receipt of monies.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(2) (e)
Bruce D. Broussard	109,499	14,576,799	14,584	5,110,379
Brian A. Kane	—	—	3,344	1,171,771
T. Alan Wheatley	15,013	2,079,286	2,212	775,107
Timothy S. Huval	14,915	1,911,211	2,161	757,236
William K. Fleming	11,752	1,893,268	2,158	756,185
(1)

The Value Realized on Exercise is based on the difference between the Fair Market Value of our common stock as reported by the NYSE composite tape and the exercise price of the options on the date of exercise.

(2)	The Value Realized on Vesting is based on the Fair Market Value of our common stock as reported on the composite tape by the NYSE on the date of vesting.

Nonqualified Deferred Compensation

The following table and narrative that follows provides information on contributions and earnings for the Humana Retirement Equalization Plan and the Humana Deferred Compensation Plan for the Named Executive Officers in 2019.

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)(1)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Bruce D. Broussard	—	321,580	248,170	—	1,921,377
Brian A. Kane	—	110,721	56,511	—	457,834
T. Alan Wheatley	—	62,524	106,719	—	607,012
Timothy S. Huval	—	91,222	8,935	—	521,648
William K. Fleming	—	57,959	94,417	—	1,005,909
(1)

The amounts listed above under Registrant Contributions in Last Fiscal Year (column c) are also included under the All Other Compensation column of the Summary Compensation Table in this proxy statement.

We have a 401(k) plan, the Humana Retirement Savings Plan, and a nonqualified, unfunded, defined contribution plan, the Humana Retirement Equalization Plan. The Internal Revenue Code imposes limitations on the contributions that may be made to a qualified plan, like our Humana Retirement Savings Plan. In 2019, once an individual is paid $280,000 in compensation, both individual and Company contributions to the Pretax Savings Account of the Humana Retirement Savings Plan must cease. Any Company matching contributions that would have been made to the Pretax Savings Account of the Humana Retirement Savings Plan are credited to the Pretax Savings Account of the Humana Retirement Equalization Plan.

The benefits accrued under the Humana Retirement Equalization Plan are those Company contributions that cannot be made to the qualified Humana Retirement Savings Plan because of the IRS limitations. The maximum percentage of compensation (base salary and incentive compensation) that can be contributed by a highly compensated employee to the Humana Retirement Savings Plan is 35% for 2019. The Company matches 125% of the first 6% of employee salary deferrals. Accruals under the Humana Retirement Equalization Plan, which is unfunded, are deemed to be invested in the accounts selected by the participants. The Humana Retirement Equalization Plan

Executive Compensation • 2020 Proxy Statement | Humana	61

allows daily rebalancing of funds and allows direction of investment elections. Benefits in the Humana Retirement Equalization Plan, as directed by the participants, are distributable upon termination of employment, death, total disability, retirement or a change in control of the Company. Distribution of benefits may take the form of a lump sum payment or periodic installments not to exceed twenty (20) years — if the Humana Retirement Equalization Plan balance exceeds $100,000. All of the Named Executive Officers, except Mr. Broussard (who elected installments for 10 years following termination), eligible for a contribution under the Humana Retirement Equalization Plan in 2019 will receive a lump sum payment upon termination.

We also maintain a Humana Deferred Compensation Plan, which is designed to provide certain key employees of the Company and its subsidiaries with the opportunity to defer receipt of a portion of certain incentive compensation to which they may become entitled while the plan is in effect. The Humana Deferred Compensation Plan is an unfunded, nonqualified deferred compensation plan that is maintained for the purpose of allowing deferred compensation to certain highly-compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, whose annual rate of base compensation exceeds the limitation provided in IRS Code Section 401(a)(17) for the plan year. For 2019, participants may elect to have the payment of up to 80% of his or her incentive compensation for a plan year deferred pursuant to the Humana Deferred Compensation Plan; provided, that such amount must be equal to or greater than $25,000. If a participant’s deferral election results in a deferral amount of less than $25,000, then the deferral amount shall be zero. Deferral elections under the Humana Deferred Compensation Plan are made annually and are irrevocable. The deferral account accrues interest using the established two-year U.S. Treasury note rate. Distributions from the Humana Deferred Compensation Plan are distributable upon the payment commencement date, as determined upon the participant’s deferral election, which may be (i) the date that is six months following the date of the participant’s separation from the Company; (ii) a date specified by the participant in his or her deferral election; or (iii) the earlier of either the date that is six months following the date of (i) or (ii). Distributions may take the form of a lump sum payment or periodic installments (quarterly or annually) not to exceed ten (10) years — if the deferral balance is less than $100,000, then payment will be made in lump sum regardless of the participant’s election. Mr. Fleming is the only Named Executive Officer who has participated in the Humana Deferred Compensation Plan, however he made no contributions during 2019. Mr. Fleming’s 2019 accrued earnings of $1,887 and 2019 deferral account balance of $226,376 are each included within the table above under column (d) and column (f), respectively.

62	Humana | 2020 Proxy Statement • Executive Compensation

Potential Payments Upon Termination or Change in Control of the Company

In accordance with our past disclosure practice, the table below discloses amounts payable to our Named Executive Officers under various scenarios had such occurred as of December 31, 2019. The Named Executive Officers would each receive certain payments upon termination from the Company which vary in amount depending on the reason for termination. Each Named Executive Officer would also receive a specified payment in connection with a change in control of the Company. The table below provides dollar amounts for all potential payments that would be paid by us to each Named Executive Officer under various scenarios involving either a termination or a change in control. The payments to our Named Executive Officers are governed by the various agreements or arrangements described in the footnotes to the table. The timing of the payments described below to the Named Executive Officers may also be subject to the provisions of Section 409A which may delay payment.

Name and Form of Payment	Voluntary Termination $ (a)	Involuntary Termination without Cause $ (b)	Involuntary Termination for Cause $ (c)	Retirement(6) $ (d)	Death or Disability(2) $ (e)	Change in Control(3) $ (f)

Bruce D. Broussard

• Severance(1)	0	7,422,058	0	0	0	9,277,572

• Life, Health & Other Benefits(7)	0	0	0	0	0	52,761

• Stock Options (accelerated)(2)(4)	0	0	0	0	10,519,873	10,519,873

• Restricted Stock Units (accelerated)(2)(4)	0	788,913	0	0	21,406,820	10,165,814

• Subtotal: Termination Related Payments	0	8,210,971	0	0	31,926,693	30,016,020

• Stock Options (vested)(2)(4)	1,436,600	1,436,600	0	1,436,600	1,436,600	1,436,600

• Supplemental Retirement Plan(5)	1,921,377	1,921,377	1,921,377	1,921,377	1,921,377	1,921,377

Subtotal: Currently Vested Amounts	3,357,977	3,357,977	1,921,377	3,357,977	3,357,977	3,357,977

• Mr. Broussard’s Totals	3,357,977	11,568,948	1,921,377	3,357,977	35,284,670	33,373,997

Brian A. Kane

• Severance(1)	0	1,125,000	0	0	0	3,000,000

• Life, Health & Other Benefits(7)	0	0	0	0	0	22,521

• Stock Options (accelerated)(2)	0	0	0	0	3,939,583	3,939,583

• Restricted Stock Units (accelerated)(2)	0	0	0	0	9,781,059	5,803,912

• Subtotal: Termination Related Payments	0	1,125,000	0	0	13,720,642	12,766,016

• Stock Options (vested)(2)	10,731,726	10,731,726	0	10,731,726	10,731,726	10,731,726

• Supplemental Retirement Plan(5)	457,834	457,834	457,834	457,834	457,834	457,834

Subtotal: Currently Vested Amounts	11,189,560	11,189,560	457,834	11,189,560	11,189,560	11,189,560

• Mr. Kane’s Totals	11,189,560	12,314,560	457,834	11,189,560	24,910,202	23,955,576

T. Alan Wheatley

• Severance(1)	0	937,500	0	0	0	2,500,000

• Life, Health & Other Benefits(7)	0	0	0	0	0	48,279

• Stock Options (accelerated)(2)	0	0	0	0	2,737,504	2,737,504

• Restricted Stock Units (accelerated)(2)	0	0	0	0	6,631,996	3,963,236

• Subtotal: Termination Related Payments	0	937,500	0	0	9,369,500	9,249,019

• Stock Options (vested)(2)	0	0	0	0	0	0

• Supplemental Retirement Plan(5)	607,012	607,012	607,012	607,012	607,012	607,012

Subtotal: Currently Vested Amounts	607,012	607,012	607,012	607,012	607,012	607,012

• Mr. Wheatley’s Totals	607,012	1,544,512	607,012	607,012	9,976,512	9,856,031

Executive Compensation • 2020 Proxy Statement | Humana	63

Name and Form of Payment	Voluntary Termination $ (a)	Involuntary Termination without Cause $ (b)	Involuntary Termination for Cause $ (c)	Retirement(6) $ (d)	Death or Disability(2) $ (e)	Change in Control(3) $ (f)

Timothy S. Huval

• Severance(1)	0	975,000	0	0	0	2,600,000

• Life, Health & Other Benefits(7)	0	0	0	0	0	48,766

• Stock Options (accelerated)(2)	0	0	0	0	2,706,170	2,706,170

• Restricted Stock Units (accelerated)(2)	0	0	0	0	5,447,711	3,312,337

• Subtotal: Termination Related Payments	0	975,000	0	0	8,153,881	8,667,273

• Stock Options (vested)(2)	0	0	0	0	0	0

• Supplemental Retirement Plan(5)	521,648	521,648	521,648	521,648	521,648	521,648

Subtotal: Currently Vested Amounts	521,648	521,648	521,648	521,648	521,648	521,648

• Mr. Huval’s Totals	521,648	1,496,648	521,648	521,648	8,675,529	9,188,921

William K. Fleming

• Severance(1)	0	825,000	0	0	0	2,200,000

• Life, Health & Other Benefits(7)	0	0	0	0	0	47,423

• Stock Options (accelerated)(2)	0	0	0	0	2,695,774	2,695,774

• Restricted Stock Units (accelerated)(2)	0	0	0	0	6,354,503	3,804,721

• Subtotal: Termination Related Payments	0	825,000	0	0	9,050,277	8,747,918

• Stock Options (vested)(2)	395,875	395,875	395,875	395,875	395,875	395,875

• Supplemental Retirement Plan(5)	1,005,909	1,005,909	1,005,909	1,005,909	1,005,909	1,005,909

Subtotal: Currently Vested Amounts	1,401,784	1,401,784	1,401,784	1,401,784	1,401,784	1,401,784

• Mr. Fleming’s Totals	1,401,784	2,226,784	1,401,784	1,401,784	10,452,061	10,149,702

(1) Severance Policy

We have a Severance Policy that covers all of our Named Executive Officers, or NEOs. Under the Severance Policy our NEOs, if involuntarily terminated for reasons not meeting the definition of Cause, would receive salary continuation during the Severance Period (24 months for the CEO; eighteen (18) months for other NEOs) following the termination date at their respective Severance Rate. The Severance Rate for all NEOs is equal to their then current Annual Base Salary, however, the CEO’s Severance Rate also includes the target annual incentive compensation calculated as if goals had been met during the Company’s then-current fiscal year, pursuant to the relevant incentive compensation plan. All other terminated Named Executive Officers would remain eligible to receive prorated incentive compensation to be paid at the normal time after year end, provided plan targets and other plan provisions were met. The calculations in the table assume a December 31, 2019 termination and incentive compensation for the full year at the target threshold.

Under the terms of the Severance Policy, each Named Executive Officer is required to enter into a written agreement containing certain restrictive covenants, including, non-compete and non-solicitation provisions as well as provisions relating to non-disparagement and cooperation, in each case for the duration of the applicable Severance Period.

(2) Stock Option and Restricted Stock Unit Agreements

At December 31, 2019, the NEOs have stock options and restricted stock units (with both time-based and performance-based vesting) outstanding under our Stock Plan. The treatment of these equity awards will vary depending upon the nature of the termination. The amounts disclosed in the table assume treatment of stock options and restricted stock units based on the December 31, 2019 fair market value of $366.085.

Voluntary Termination. Under the Stock Plan, upon a voluntary termination for reasons not having to do with Cause or Retirement, in each case as defined below, each NEO would have 90 days to exercise any vested options, but in no event beyond the expiration date. Any unvested stock options held by our NEOs would be forfeited. Any unvested restricted stock units held by our NEOs would also be forfeited upon a voluntary termination for reasons not having to do with Cause or Retirement, in each case as defined below; provided, however, that the Committee may determine, in its sole discretion, that the restrictions on some or all of such unvested restricted stock units shall immediately lapse upon such termination.

64	Humana | 2020 Proxy Statement • Executive Compensation

Involuntary Termination without Cause. Under the Stock Plan, upon an involuntary termination by the Company for reasons other than Cause, each NEO would have 90 days to exercise any vested options, but in no event beyond the expiration date. Any unvested stock options held by our NEOs would be forfeited. Any unvested restricted stock units held by our NEOs would also be forfeited. In addition, our equity grant agreements contain non-compete and non-solicit provisions that only remain in full force and effect following an involuntary termination by the Company for reasons other than Cause if we pay an amount at least equal to the NEO’s then current annual base salary. Any such amounts that could be paid post-termination to enforce non-compete and non-solicit provisions are not included in the table above.

Involuntary Termination for Cause. Under the Stock Plan, in the event of termination for Cause, all options and unvested restricted stock units are forfeited for all NEOs, regardless of whether the options are vested. Under the Stock Plan, Cause is defined as “a felony conviction of a Participant or the failure of a Participant to contest prosecution for a felony, or a Participant’s willful misconduct or dishonesty, any of which is determined by the Committee to be directly and materially harmful to the business or reputation of the Company or its Subsidiaries.”

Retirement. Under the Stock Plan, an eligible Retirement means a combination of age and years of service with the Company totaling 65 or greater, with a minimum required age of 55 and a minimum requirement of five years of service. With respect to grants of options prior to July 2, 2015, in the event of an eligible Retirement by a NEO, any outstanding options that have vested as of the retirement date of that NEO will be exercisable within two years of such retirement date. For awards granted after July 2, 2015, in the event of an eligible Retirement by a NEO, any outstanding options and restricted stock units will vest pro rata on the next scheduled vesting date, and any remaining outstanding options or restricted stock units would then be forfeited.

Death or Disability. Under the Stock Plan, in the event of death or Disability of a NEO, all outstanding options shall become immediately exercisable in full and the NEO, or his estate or representative shall have two years to exercise the options regardless of the expiration date. Under the Stock Plan, in the event of death or Disability of a NEO, any unvested restricted stock units shall immediately vest, and any unvested Shares of performance-based restricted stock units will vest at the maximum level.

Change in Control. Under the Stock Plan, in the event of a termination for Cause or resignation for Good Reason within two years following a Change in Control, (x) all outstanding options shall become immediately exercisable in full and the NEO shall have two years to exercise the options, but in no event beyond the expiration date, and (y) any unvested restricted stock units shall immediately vest, and any unvested Shares of performance-based restricted stock units will vest at the target level.

(3) Change in Control Policy and Benefits

We have a Change in Control Policy (CIC Policy), as adopted by the Organization & Compensation Committee. For the period ended December 31, 2019, all of our NEOs, including the CEO were eligible under the CIC Policy. The CIC Policy provides certain benefits in the event an eligible employee’s employment is terminated by the Company without Cause or by the employee with Good Reason within twenty-four months following a Change in Control, or by the Company without Cause under certain circumstances prior to a Change in Control. The table assumes treatment of each NEO under the CIC Policy.

Under the CIC Policy for the period ended December 31, 2019, NEOs would be entitled to receive a Cash Severance equal to twice the sum of each individual’s Annual Base Salary, excluding the CEO whose Cash Severance is equal to two and one-half times Annual Base Salary, as well as the target incentive compensation payable to him or her. Assuming a Change in Control and subsequent termination event had occurred at December 31, 2019, the payments set forth in the table above would have been made within fifteen business days of the termination event (or such later date as may be required by Section 409A) by the surviving company in the Change in Control. See the discussion herein under Note 3 regarding Change in Control treatment of equity compensation.

Further, under the CIC Policy, each NEO is entitled to receive all life insurance, health insurance, dental insurance, accidental death and dismemberment insurance and disability insurance under plans and programs in which the NEO and/or the NEO’s dependents and beneficiaries participated immediately prior to the date of termination. These benefits shall continue for 18 months following termination. These benefits are valued at the amounts listed in the table above for the applicable period.

Pursuant to our long-standing Company policy, the CIC Policy does not include an excise tax gross-up provision with respect to payments contingent upon a change in control.

(4) Treatment of Equity Awards Granted to our CEO Prior to 2018

The Company and Mr. Broussard previously had in force an Amended and Restated Employment Agreement, dated as of February 27, 2014, later amended on July 2, 2015 and August 16, 2018, which we refer to herein as the Broussard Agreement. Effective as of January 1, 2019, Mr. Broussard and the Company agreed not to renew the Broussard Agreement, but that certain provisions pertaining to the treatment of equity awards granted prior to December 31, 2018, in the event of termination or change in control, would continue to apply. For all other purposes, Mr. Broussard is governed by the Severance Policy and CIC Policy generally applicable to Company as described in Notes 1 and 3 above.

Executive Compensation • 2020 Proxy Statement | Humana	65

The table above discloses potential payments upon termination or a Change in Control that would be owed to Mr. Broussard as of December 31, 2019, and contemplates the separate treatment of outstanding equity awards granted on or before December 31, 2018, according to the description below.

The following will apply to Mr. Broussard’s equity-based compensation awards, granted on or prior to December 31, 2018, that are outstanding on the Termination Date upon a termination of Mr. Broussard’s employment by us without Cause or by Mr. Broussard for Good Reason in circumstances not related to a Change in Control, notwithstanding any contract provision in the applicable award agreement or plan under which the award is granted:

(i)	a pro-rated portion of all time-based equity awards other than stock options will become vested and all restrictions on that portion will lapse as of the termination date;

(ii)	all unvested stock options will be forfeited;

(iii)	all vested stock options will remain outstanding and exercisable until the earlier of the second anniversary of the termination date and the term of the stock option; and

(iv)

a pro-rated portion of all performance-based equity awards other than stock options will remain outstanding until the end of the applicable performance period (or, if earlier, upon a Change in Control) and the vesting will be determined based on (a) actual level of performance attained, or (b) in the case of any performance period that ends after a Change in Control, the target level of performance.

In the table above, time-based equity awards other than stock options are shown assuming pro rata vesting as of December 31, 2019, and performance-based equity awards that are subject to continued vesting requirements are not included.

In addition to the above, the following will apply to Mr. Broussard’s equity-based compensation awards, granted on or prior to December 31, 2018, that are outstanding on the Termination Date upon a Change in Control Termination, notwithstanding any contract provision in the applicable award agreement or plan under which the award is granted:

(i)	all time-based equity awards other than stock options will become vested and all restrictions thereon will lapse as of the date of termination;

(ii)	all time-based stock options will become vested and exercisable as of the date of termination;

(iii)	all performance-based stock options will become vested and exercisable as of the date of termination as if the target performance level had been attained;

(iv)

all vested stock options (including those that vest pursuant to clause (ii) above) will remain outstanding and exercisable until the earlier of the second anniversary of the date of termination and the term of the stock option; and

(v)

all of the Shares subject to outstanding performance-based equity awards other than stock options will remain outstanding and the vesting (which will not be prorated) will be determined based on (a) actual level of performance attained for any performance period that ends prior to the Change in Control, or (b) in the case of any performance period that ends after a Change in Control, the target level of performance. Performance-based equity awards other than stock options that are subject to continued vesting requirements are not included in the table above.

In the event that Mr. Broussard’s employment is terminated due to his death or Disability, on or after a Change in Control, any outstanding equity awards granted on or prior to December 31, 2018 held by Mr. Broussard will be treated as follows: (i) all time-based equity awards other than stock options will become vested and all restrictions thereon will lapse as of the termination date, (ii) all time-based stock options will become vested and exercisable as of the termination date, (iii) all performance-based stock options will become vested and exercisable as of the termination date as if the target performance level had been attained, (iv) all vested stock options (including those that vest pursuant to clauses (ii) and (iii)) will remain outstanding and exercisable until the earlier of the second anniversary of the termination date and the term of the stock option, and (v) a pro-rated portion of all performance-based equity awards other than stock options that would have vested at the end of the applicable performance period had the target performance level been attained will vest as of the termination date. In the table above, performance-based equity awards are shown at the target level of performance.

(5) Pension and Retirement Plans

In the event of termination, each NEO would receive their account balance under the Humana Retirement Equalization Plan and the Humana Deferred Compensation Plan, as disclosed in the Nonqualified Deferred Compensation table, together with their Humana Retirement Savings Plan benefit. The Humana Retirement Savings Plan is a qualified 401(k) plan generally available to all Humana associates.

66	Humana | 2020 Proxy Statement • Executive Compensation

At December 31, 2019, the account balances under the Humana Retirement Savings Plan - which include both the individual’s contribution and the Company’s contributions - for the NEOs are as follows (which amounts are not included in the table above):

Bruce D. Broussard	$518,864

Brian A. Kane	$341,776

T. Alan Wheatley	$1,867,147

Timothy S. Huval	$393,482

William K. Fleming	$1,897,702

The Humana Retirement Savings Plan amounts are payable under various forms of distribution, the specific form to be elected by the participant. The forms of distribution are a single lump sum in cash or our common stock (if invested in the Humana common stock fund); substantially equal monthly, quarterly, or annual installments for a period of 5, 10, 15 or 20 years not to exceed the life expectancy of the participant, or the joint and last survivor expectancy of the participant and a designated beneficiary.

(6) Retirement

As noted above, under the Stock Plan, the definition of retirement eligibility means a combination of age and years of service with the Company totaling 65 or greater, with a minimum required age of 55 and a minimum requirement of five years of service. For additional information on the stock options and restricted stock units held by each of our NEOs, please refer to the table entitled, “Outstanding Equity Awards at Fiscal Year End” in this proxy statement. The table above does not include amounts that would be realized from continued vesting of stock option and restricted stock unit awards.

(7) Life, Health and Other Benefits

Upon termination (other than a termination in connection with a Change in Control as described above), all officers elected by our Board of Directors, including our NEOs, are eligible for continuation of health and dental coverage pursuant to COBRA. Such coverage is not included in the table above (except for a Change in Control, where a two year expense for health benefits is included, assuming a 10% increase in premiums year over year).

In the event of death, the estate of each NEO is entitled to receive a life insurance benefit in the amount of three times the current base salary of the officer (up to a maximum of $3 million), reduced by 50% when the age of 70 has been attained. As of December 31, 2019, the amount payable under such death benefit, which is not included in the table above, is as follows for our NEOs:

Bruce D. Broussard	$3,000,000

Brian A. Kane	$2,250,000

T. Alan Wheatley	$1,875,000

Timothy S. Huval	$1,950,000

William K. Fleming	$1,650,000

Executive Compensation • 2020 Proxy Statement | Humana	67

Certain Transactions with Management and Others

The Board of Directors has determined that there are no material transactions involving a director of the Company. For a discussion of the transactions reviewed, please see the discussion under “Independent Directors” herein.

The Board of Directors has determined that there are no material transactions involving an executive officer or greater than 5% stockholder, other than the following:

•

During 2019, the Company had an agreement with BlackRock, Inc., or BlackRock, which holds greater than five percent of the Company’s outstanding stock as of December 31, 2019. Under this agreement, BlackRock provided fixed income investment management services to the Company, for which the Company paid approximately $5.33 million in fees for the year ended December 31, 2019. The fees were determined solely on the amount of assets under management, and, to our knowledge, were comparable to those of non-affiliated customers.

The Board of Directors has adopted a policy for review, approval and monitoring of transactions involving the Company and directors and executive officers or their immediate family members, or stockholders owning five percent or greater of the Company’s outstanding stock. The policy covers any related person transaction that meets the minimum threshold for disclosure under the SEC’s regulations. The Related Party Transaction Approval Policy may be viewed on our website. From the www.humana.com website, click on “Investor Relations,” then click on “Corporate Governance,” and then click on the link entitled “Policy Regarding Related Person Transactions.” Pursuant to that policy, our Board of Directors has approved the continuation for 2020 of the above described relationship.

68	Humana | 2020 Proxy Statement • Certain Transactions with Management and Others

Audit Committee Report

Our Audit Committee currently is comprised of three directors. All members are independent and are financially literate as defined in the NYSE listing standards. The Board of Directors has determined that Messrs. D’Amelio and O’Brien each meet the definition of “audit committee financial expert.” The Board of Directors has adopted a written charter for the Committee.

As set forth in its Charter, our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged to prepare the audit report or perform other audit, review or attestation services. The Audit Committee has retained PricewaterhouseCoopers LLP, or PwC, as the Company’s independent registered public accounting firm for fiscal 2020. PwC has been retained as the Company’s independent registered public accounting firm continuously since 1968.

The Audit Committee reviews Humana’s financial reporting processes on behalf of the Board of Directors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2019, with Humana’s management and its independent registered public accounting firm, PwC. Management is responsible for the financial statements and the reporting process, including its assessment of our internal control over financial reporting. PwC is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America. Management has represented to PwC and the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with PwC the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees. In addition, the Audit Committee has discussed with PwC its independence from Humana and its management including the matters in the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence.

During 2019, the Audit Committee met independently with our Chief Audit Officer, our Chief Risk Officer, our Chief Compliance Officer, key members of management, and PwC regarding our business, current and planned audit activities, and risks that could impact the Company and management actions to mitigate those risks. The Audit Committee, in consultation with management, Internal Audit, and PwC, reviewed our quarterly financial statements and earnings releases. The Audit Committee reviewed our annual financial statements. Audit Committee members individually reviewed our monthly operating and financial information as well as internal audits of controls over operations, financial processes, and compliance with laws and regulations.

The Audit Committee reviewed and evaluated the relevant requirements of the Sarbanes-Oxley Act of 2002, the rules of the SEC and the listing standards of the NYSE regarding audit committee procedures and responsibilities, including a review of our internal controls and procedures.

The Audit Committee reviewed and approved the services provided by PwC to us consisting of the following:

	For The Years Ended December 31
	2019	2018

Audit Fees	$6,278,000	$5,736,000

Audit Related Fees	$1,807,000	$1,272,000

Tax Fees	$186,000	$238,000

All Other Fees	$1,983,000	$746,000

TOTAL	$10,254,000	$7,992,000

•

Audit Fees include activities relating to the audit of our consolidated financial statements, the audit of internal control over financial reporting, statutory and other separate Company audits, and consultations related to miscellaneous SEC and financial reporting matters.

•

Audit Related Fees include other assurance and related services including the audits of our employee benefit plans, reports issued pursuant to Statement on Standards for Attestation Engagements No. 18, Attestation Standards: Clarification and Recodification, work performed in connection with registration statements, assurance services in connection with a divestiture, and other mandated regulatory and compliance attestation services. No amounts were paid for financial systems design and implementation.

•	Tax Fees include activities relating to tax compliance, consultation and support services.

•	All Other Fees include activities related to advisory services and the annual renewal of software licenses for accounting research.

Audit Committee Report • 2020 Proxy Statement | Humana	69

The Audit Committee discussed with our internal auditors and with PwC the overall scope and plans for their respective audits. At each meeting, the Audit Committee is provided the opportunity to meet with the internal auditors and with PwC with and without management present, and, in fact, met with the internal auditors and with PwC with and without management present in connection with each regularly scheduled Board of Directors meeting in 2019.

The Audit Committee has established policies and procedures for pre-approving all audit, review and attest services that are required under the securities laws and all other permissible tax and non-audit services necessary to assure PwC’s continued independence. The Audit Committee annually pre-approves the following permissible non-audit services:

•	related assurance and attestation services;

•	risk and control services;

•	transaction services; and

•	tax services.

The fees shown in the table above were all pre-approved in accordance with these policies and procedures. The Audit Committee separately will consider any proposed retention of the independent registered public accounting firm for permissible non-audit services other than those listed above. The Audit Committee is responsible for the audit fee negotiations associated with the Company’s retention of PwC.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Humana Annual Report on Form 10-K for the year ended December 31, 2019.

All members of the Audit Committee of the Company whose names follow submit the foregoing report:

AUDIT COMMITTEE

Frank A. D’Amelio, Chairman

William J. McDonald

James J. O’Brien

70	Humana | 2020 Proxy Statement • Audit Committee Report

Proposal Two

Ratification of Appointment of Independent Registered Public Accounting Firm

Background

The Board of Directors, in accordance with the recommendation of its Audit Committee, believes that the continued retention of PwC as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders, and therefore has appointed PwC to audit the consolidated financial statements of the Company for the year ending December 31, 2020. In making this appointment, the Board considered the performance and independence of PwC, including whether any non-audit services performed by PwC are compatible with maintaining independence. The Audit Committee and Board of Directors believe that PwC has invaluable long-term knowledge of Humana. While preserving that knowledge, partners and employees of PwC engaged in audits of Humana are periodically changed, giving Humana access to new expertise, experience and perspectives.

We are asking our stockholders to ratify the appointment of PwC as our independent registered public accounting firm. Although ratification is not required by our Charter, Bylaws, Delaware law or otherwise, the Board is submitting the appointment of PwC to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm. If our stockholders fail to ratify the appointment, it will be considered as a non-binding recommendation to the Board and the Audit Committee to consider the appointment of a different firm for fiscal year 2021. Even if the appointment is ratified, the Board and the Audit Committee may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. We expect that representatives of PwC will be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of a majority of the votes present and entitled to vote with respect to the proposal is required for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Shares not present at the meeting have no effect on the ratification of the appointment of PricewaterhouseCoopers LLP, while Shares voting “abstain” will be counted as “against” votes. Pursuant to NYSE regulations, brokers and other NYSE member organizations have discretionary voting power over the ratification of the appointment of the Company’s independent registered public accounting firm.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Proposal Two • 2020 Proxy Statement | Humana	71

Proposal Three

Non-Binding Advisory Vote with Respect to the Compensation of the Company’s Named Executive Officers

Background

The Dodd-Frank Act requires that we include in our proxy statement a non-binding advisory stockholder vote with respect to the frequency of future advisory votes regarding the compensation of our Named Executive Officers as described in the Compensation Discussion and Analysis section, the compensation tables and the accompanying narrative disclosure, set forth in this proxy statement (commonly referred to as “Say-on-Pay”).

At our 2017 Annual Meeting, held on April 20, 2017, our stockholders recommended an annual Say-on-Pay vote, and our Board of Directors subsequently adopted that recommendation. In 2020, we are therefore asking our stockholders to vote on the following resolution:

RESOLVED, that the stockholders of Humana Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the compensation tables, and the accompanying narrative disclosure, set forth in the Company’s proxy statement.

The compensation of our Named Executive Officers is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained in this proxy statement. As discussed in those disclosures, our philosophy is that compensation should be market-based, competency-paced and contribution-driven. Our compensation programs are designed to challenge participants as well as reward them for superior performance for our Company and our stockholders, with an emphasis on pay for performance principles to align the interests of our Named Executive Officers with those of our stockholders. Our compensation practices and policies enable us to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

Your vote on this Proposal Three is an advisory one, and therefore is not binding on the Company, the Organization & Compensation Committee, or the Board. The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the Board, or to create or imply any additional fiduciary duties for the Board. Nevertheless, our Board and our Organization & Compensation Committee value the opinions of our stockholders, and intend to consider any stockholder concerns evidenced by this vote. We will continue to evaluate and disclose whether any actions are necessary to address those concerns.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of a majority of the votes present and entitled to vote with respect to the proposal is required for the approval of the non-binding advisory vote with respect to the compensation of the Company’s Named Executive Officers. Shares not present at the meeting and broker non-votes have no effect on the approval of this non-binding advisory vote, while abstentions will count as votes “against.” Pursuant to NYSE regulations, brokers do not have discretionary voting power over this proposal, and therefore, if you hold Shares through a broker or other NYSE member organization and do not provide voting instructions to your broker or other NYSE member organization, your Shares will not be voted with respect to this proposal. If you timely submit a signed proxy but fail to specify instructions to vote with respect to this proposal, the accompanying proxy will be voted FOR this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES, AND THE RELATED DISCLOSURES CONTAINED IN THIS PROXY STATEMENT.

72	Humana | 2020 Proxy Statement • Proposal Three

Incorporation by Reference

The Organization & Compensation Committee Report and the Audit Committee Report (including the reference to the independence and financial expertise of the Audit Committee members), each contained in this proxy statement, are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by Humana under the Securities Act of 1933, except to the extent that we specifically incorporate such information by reference into any of these future filings.

Additional Information

Our Annual Report on Form 10-K for the year ended December 31, 2019, excluding certain of its exhibits, is included with the transmittal of this proxy statement. We will provide a copy without charge to anyone who makes a written request to Humana Inc., Investor Relations Department, 500 West Main Street, Louisville, KY 40202.

Our Annual Report on Form 10-K and all other filings with the SEC may also be accessed via the Investor Relations page on our website at www.humana.com. From the www.humana.com website, click on “Investor Relations,” and then click on the report you wish to review under the “SEC Filings and Financial Reports” subcategory.

By Order of the Board of Directors,

Joseph M. Ruschell

Associate Vice President, Assistant General Counsel &

Corporate Secretary

Incorporation by Reference • 2020 Proxy Statement | Humana	73

HUMANA INC. 500 WEST MAIN STREET 21st FLOOR LOUISVILLE, KY 40202 ATTN: JOSEPH M. RUSCHELL

YOUR VOTE IS IMPORTANT

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 22, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Humana Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. PLEASE DO NOT MAIL BACK YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E93776-P32365	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HUMANA INC.
The Board of Directors recommends you vote FOR proposals 1, 2 and 3:

Vote on Directors

1. Election of Directors

Nominees:	For	Against	Abstain		For	Against	Abstain
1a) Kurt J. Hilzinger 1b) Frank J. Bisignano 1c) Bruce D. Broussard 1d) Frank A. D’Amelio 1e) W. Roy Dunbar 1f) Wayne A. I. Frederick, M.D. 1g) John W. Garratt 1h) David A. Jones, Jr.	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	1i) Karen W. Katz 1j) William J. McDonald 1k) James J. O’Brien 1l) Marissa T. Peterson	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐
				2. The ratification of the appointment of Pricewater-houseCoopers LLP as the Company’s independent registered public accounting firm.	☐	☐	☐
				3. Non-binding advisory vote for the approval of the compensation of the named executive officers as disclosed in the 2020 proxy statement.	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.			☐	At their discretion, the Proxies are authorized to vote upon any other matters as may come before the Annual Meeting.

Signatures of stockholders should correspond exactly with the names shown on this proxy card. Attorneys, trustees, executors, administrators, guardians and others signing in a representative capacity should designate their full titles. When shares of Company Common Stock are held by joint tenants, both should sign. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E93777-P32365

HUMANA INC.

ANNUAL MEETING OF STOCKHOLDERS

THURSDAY, APRIL 23, 2020

9:30 AM, EASTERN TIME

Corporate Headquarters

500 West Main Street

Louisville, Kentucky 40202

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR 2020 ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Kurt J. Hilzinger and Bruce D. Broussard, and each of them, their attorneys and agents, with full power of substitution to vote as Proxy for the undersigned, as herein stated, at the Annual Meeting of Stockholders of Humana Inc. (the Annual Meeting) to be held at the Company’s headquarters at 500 West Main Street, Louisville, Kentucky 40202, on Thursday, the 23rd day of April, 2020 at 9:30 a.m., Eastern Time, and at any postponements or adjournments thereof, according to the number of votes the undersigned would be entitled to vote on the proposals as set forth on the reverse side if personally present.

THE SHARES OF COMMON STOCK COVERED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND FOR THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT. THE UNDERSIGNED HEREBY REVOKES ANY PROXY HERETOFORE GIVEN TO VOTE OR ACT WITH RESPECT TO THE ANNUAL MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(SEE REVERSE SIDE TO VOTE)